Exhibit 10.2

Execution Version

STEAM AND ELECTRIC POWER SALES AGREEMENT

BETWEEN

COGEN LYONDELL, INC.

AND

LYONDELL CHEMICAL COMPANY

SEPTEMBER 6, 2005

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5.8	Electricity Imbalance Charges	25

Article VI Sale and Purchase of Steam		25
6.1	General Sale and Purchase Obligations	25
6.2	LCC’s Minimum Steam Take	25
6.3	Steam Payments	27
6.4	Reduced Operation; Alternative Steam	27
6.5	Steam Characteristics	27
6.6	Steam Delivery and Title	27
6.7	IP Steam Piping Systems	28

Article VII Exclusivity and Sales to Third Parties; Priority of LCC’s Supply		28
7.1	Exclusivity	28
7.4	Sales to Third Parties	29
7.5	LCC’s Priority Supply Right to Steam and Electricity	29

Article VIII Nonconforming Electricity, Steam and Natural Gas and Nonburnable Gaseous Waste Fuel		30
8.1	Nonconforming Electricity and Steam	30
8.2	Nonconforming Natural Gas and Nonburnable Gaseous Waste Fuel	30

Article IX Annual and Monthly Scheduling by LCC		30
9.1	Year-ahead Schedule	30
9.2	Month-ahead Schedule	31
9.3	Nature of Schedules	31

Article X Boiler Operations		31
10.1	Dispatch Request for Boilers	31
10.2	CLI Scheduling Obligations	31
10.3	Additional Costs	32
10.4	LCC’s Priority Dispatch Right	32
10.5	Access to Boilers	32

Article XI Operations and Maintenance		32
11.1	Maintenance Obligations	32
11.2	Operating Committee	33
11.3	Reliability	34
11.4	Modifications to the CLI Facility	34
11.5	CLI Scheduled Outages and LCC Turnarounds	35
11.6	Unscheduled CLI Outages and LCC Forced Outage	35
11.7	Effect of CLI Outages	36
11.8	Access to CLI Facility	36

Article XII Measurement of Billing Commodities		36
12.1	Metering, Testing and Records	36
12.2	Metering Inaccuracies	37
12.3	Secondary Sources of Determination	37

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Article XIII Gaseous Waste Fuel		38
13.1	Gaseous Waste Fuel Piping Systems	38
13.2	Gaseous Waste Fuel Deliveries	39
13.3	Gaseous Waste Title	39
13.4	Gaseous Waste Fuel Contingent Steam Adder	39
13.5	Suitability of Gaseous Waste Fuel	39

Article XIV Billing and Payment		39
14.1	Payments	39
14.2	Statements	39
14.3	Netting; Set-Off	40
14.4	Disputed Amounts	40
14.5	Interest on Past Due Amounts	40
14.6	Maintenance of Records and Audit Rights	40

Article XV Tax Matters		41
15.1	Allocation of Tax Responsibility	41
15.2	Tax Contests	41

Article XVI Natural Gas Deliveries		42

Article XVII Emissions Credits		42

Article XVIII Force Majeure		42
18.1	Definition	42
18.2	Invocation and Effect of Force Majeure	42
18.3	Termination for Extended Force Majeure	43

Article XIX LCC Steam Production Step-In Right		43
19.1	Scope of Step-In Right	43
19.2	LCC Access Rights	44
19.3	Continuing LCC Payment Obligations	44
19.4	Resumption of CLI Steam Production and Dispatch Control	44
19.5	Indemnity; Third Party Liability	44

Article XX Events of Default, Remedies		45
20.1	Events of Default	45
20.2	Remedies	46
20.3	Working Capital Maintenance	46
20.4	Remedies Cumulative	46
20.5	Cross Termination Right with Services Agreement	47

Article XXI Indemnities, Insurance, Liability and Remedies		47
21.1	“Knock-for-Knock” Indemnities	47
21.2	General Indemnities	47
21.3	Indemnification Procedures	49
21.4	Insurance and Waiver of Subrogation	51
21.5	EXPRESS NEGLIGENCE	51

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21.6	CONSEQUENTIAL DAMAGES	52
21.7	WARRANTY DISCLAIMERS	52
21.8	Exchanged Information	52
21.9	COVENANT NOT TO SUE	53

Article XXII Changes in Legal Requirements		53

Article XXIII Guaranty On Behalf of CLI		53

Article XXIV Credit Support		53

Article XXV Change in Operator		53

Article XXVI CLI Transfer Rights		54
26.1	Right of Last Refusal	54
26.2	Right of First Negotiation for CLI Facility Transfer Package	55
26.3	Other Restrictions	55

Article XXVII Sale, Assignment, Mortgage or Pledge		56
27.1	Sale or Assignment of Rights and Obligations	56
27.2	Consent to Mortgage or Pledge	56
27.3	CLI Assignment Right	57
27.4	LCC Assignment Right	57
27.5	Indirect Transfers	58

Article XXVIII Governing Law		58

Article XXIX Dispute Resolution		58
29.1	Expert Disputes	58
29.2	Initial Resolution by the Parties and Executive Senior Management.	58
29.3	Arbitration	59
29.4	Appointment of Arbitrators	59
29.5	Procedures	59
29.6	Other Remedies	60
29.7	Performance During Dispute	60

Article XXX Notices		60

Article XXXI Confidentiality		61
31.1	Nondisclosure of Confidential Information	61
31.2	Compelled Disclosure	62
31.3	Definition of Confidential Information	62
31.4	Return of Confidential Information	63
31.5	Remedies	63
31.6	Duration	63

Article XXXII Miscellaneous Provisions		63
32.1	Forward Contract	63

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32.2	Mitigation of Damages	63
32.3	Third-Party Beneficiaries	64
32.4	No Association, Partnership or Joint Venture	64
32.5	Survival of Obligations	64
32.6	Successors and Assignees	64
32.7	Counterparts	64
32.8	Amendments; Waivers and Consents	64
32.9	Non-Waiver	64

Article XXXIII Entire Agreement		65

Article XXXIV Severability		65

EXHIBITS

Exhibit A: Description of Channelview South Complex

Exhibit B: Points of Delivery

Exhibit C: Steam Specifications

Exhibit D: Operating Protocols

Exhibit E: Insurance Requirements

Exhibit F: Form of Guaranty of CLI Guarantor

Exhibit G: Energy Payments

Exhibit H: Steam Payments

Exhibit I: Credit Support

STEAM AND ELECTRIC POWER SALES AGREEMENT

THIS STEAM AND ELECTRIC POWER SALES AGREEMENT (“Agreement”), dated as of the 6th day of September 2005 (“Execution Date”), is by and between COGEN LYONDELL, INC. (“CLI”), a Texas corporation, and LYONDELL CHEMICAL COMPANY (“LCC”), a Delaware corporation. (LCC and CLI are sometimes referred to herein individually as a “Party” and collectively as “Parties”.)

WITNESSETH:

WHEREAS, LCC owns and operates the LCC Facility that uses steam and electric power in the operation of such plant;

WHEREAS, CLI owns a cogeneration facility that produces steam and electric power in commercial quantities (as further defined herein, the “CLI Facility”) which is located on the Premises described in the Amended and Restated Lease and Easement Agreement (as defined below) which is adjacent to the LCC Facility (the “CLI Site”);

WHEREAS, the CLI Facility is a qualifying cogeneration facility (a “QF”) under Sections 201 and 210 of the Public Utility Regulatory Policies Act of 1978, 16 U.S.C. 824a and 824a-3 (1989), and the rules and regulations thereunder (collectively, “PURPA”), and under the Texas Public Utility Regulatory Act, Tex. Rev. Civ. Stat. Ann. art. 1446c (Vernon’s Supp. 1991), and the rules and regulations thereunder (collectively, “PURA”);

WHEREAS, LCC and CLI previously entered into various agreements, pursuant to which, inter alia, CLI sells to LCC and LCC purchases from CLI steam and power generated by the CLI Facility (the “Current Steam and Power Sales Agreement”);

WHEREAS, LCC and CLI have elected to enter into this Agreement and contemporaneously herewith also enter into: (a) that certain amended and restated lease and easement agreement (the “Amended and Restated Lease and Easement Agreement”), pursuant to which LCC will lease the CLI Site to CLI and LCC will grant certain other easements and related real estate rights to CLI; and (b) that certain services agreement, pursuant to which LCC will perform various services relating to the CLI Facility and LCC Facility (“Services Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency thereof are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Agreement: (i) the terms set forth in this Section 1.1 shall have the respective meanings so set forth, and (ii) the terms defined elsewhere in this Agreement shall have the respective meanings therein so specified.

“Acceptable Insurance Companies” means responsible insurance companies authorized to do business in the State of Texas with (1) a Best Insurance Reports rating of “A-” or better and a financial size category of “VIII” or higher and an S&P financial strength rating of “BBB+” or higher or (2) other insurance companies mutually acceptable to the Parties.

“Additional Electricity Supply” has the meaning ascribed to such term in Section 7.2.

“Additional Steam Supply” has the meaning ascribed to such term in Section 7.3.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls the specified Person or is controlled by or is under common control with the specified Person. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“Alternative Electricity Arrangements” has the meaning ascribed to such term in Section 5.7.

“Alternative Steam Arrangements” has the meaning ascribed to such term in Section 6.4.2.

“Amended and Restated Lease and Easement Agreement” has the meaning ascribed to such term in the Recitals.

“Annual CLI Maintenance Schedule” means each annual schedule of CLI Scheduled Outages established pursuant to Section 11.5.1.

“Annual LCC Maintenance Schedule” means each annual schedule of LCC Scheduled Turnarounds provided pursuant to Section 11.5.2.

“Arbitration Tribunal” has the meaning ascribed to such term in Section 29.5.

“Arbitration Tribunal Issues” has the meaning ascribed to such term in Section 29.5.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Event” means, with respect to any Party: (a) an adjudication of bankruptcy or insolvency, or the entry of an order for relief under any applicable bankruptcy or insolvency statute (“Bankruptcy Law”) with respect to such Party; (b) the making by such Party of a general assignment for the benefit of its creditors; (c) the filing by such Party of a petition in bankruptcy or for relief under any Bankruptcy Law; (d) the filing by such Party of an answer or pleading admitting or failing to adequately contest the material allegations of a petition in bankruptcy or for relief under any Bankruptcy Law (unless such proceeding is dismissed within sixty (60) Days after the commencement thereof; (e) the filing against such Party of any petition in bankruptcy or for relief under any Bankruptcy Law (unless such petition is dismissed within sixty (60) Days from the date of filing thereof); (f) the appointment of a trustee, conservator, receiver or similar official for such Party or for all or substantially all of its assets (unless such appointment is vacated or stayed within sixty (60) Days of such appointment); (g) such Party takes any action for its winding up, liquidation or dissolution; or (h) such Party consents to any of the actions described in clauses (a)-(g) being taken against it.

“Base Electric Capacity” means 70,000 kW as may be adjusted from time to time pursuant to Section 5.2.

“Base Electric Capacity Maximum” means 80,000 kW.

“Benchmark Boiler O&M Costs” means the sum (escalated by one and one half percent (1.5%) on each anniversary of the Commencement Date) equal to (a) the average yearly Boiler O&M Costs for calendar years 2002, 2003 and 2004, plus (b) one hundred fifty thousand dollars ($150,000).

“Billing Commodities” has the meaning ascribed to such term in Section 12.1.

“Boilers” means LCC’s boilers located at the Channelview South Complex as set forth on Exhibit A.

“Boiler Feed Water Energy” means, for any period, the energy content of the Boiler Feed Water (as defined in the Services Agreement) made available during such period by LCC to CLI at the Boiler Feed Water Points of Delivery pursuant to the Services Agreement.

“Boiler Feed Water Points of Delivery” means the points of delivery for Boiler Feed Water (as defined in the Services Agreement) set forth in the Services Agreement.

“Boiler NG Energy” means energy content of the natural gas expressed in MMBtus (HHV) delivered to the Boilers at the Boiler Points of Delivery (except natural gas used for atomizing or conveying Waste Fuels).

“Boiler O&M Costs” means costs (excluding capitalized maintenance) associated with the operation and maintenance of the following: (1) Boilers 1, 2 and 3, including FD fans, soot blowers, SCR units, instrumentation and electrical systems, and pumps and piping systems; (2) boiler feed water system, including deaerators, boiler feed water pumps and piping; (3) demineralized water system, including primary trains, mixed beds, acid/caustic system, instrumentation and electrical systems, pumps and piping systems; and (4) allocated portion of the clarified water facility owned by Equistar Chemicals, LP, a Delaware limited partnership.

“Boiler Operating Principles” means the minimum load, maximum load and other operating limits of the Boilers established by the Operating Committee from time to time according to the Operating Protocols.

“Boiler Points of Delivery” means the points of delivery for natural gas to the Boilers shown on Exhibit B.

“Bona Fide Offer” means a bona fide offer for a CLI Facility Transfer made in writing from a Person other than a Member of CLI’s Group.

“Business Day” means any Day other than Saturday or Sunday or other Day on which national banks in Houston, Texas are closed or authorized or required to be closed.

“Channelview South Complex” means the industrial complex near Channelview, Harris County, Texas, more precisely described in Exhibit A and the real property therefor, but excluding the CLI Facility and the CLI Site.

“Claim” means any claim, demand or Litigation made or pending for Damages, specific performance, injunctive relief, remediation or other equitable or other relief or action.

“CLI” has the meaning ascribed to such term in the preamble to this Agreement.

“CLI Actor” has the meaning ascribed to such term in Section 19.5.

“CLI Electric Interconnection Facilities” means the facilities owned or leased by CLI that connect the Channelview South Complex to the transmission system.

“CLI Electricity Marketing Services” means the performance of Electricity marketing services by CLI for the sale to any Person other than LCC of LCC’s Electricity Supply Reduction.

“CLI Facility” means the steam and/or electric generation or cogeneration facility owned, operated and maintained by CLI (it being understood that CLI may contract the operation and maintenance of the CLI Facility to a third party contractor) and located on the CLI Site, including all related real property, auxiliary equipment (including auxiliary steam generation equipment), cooling towers, plant control systems, the CLI Electric Interconnection Facilities, gas receipt facilities and plant buildings, all as may be modified by CLI after the Execution Date (subject to this Agreement).

“CLI Facility Transfer” means a Transfer (other than to an Excluded Purchaser) of all or substantially all of (i) the assets constituting the CLI Facility; or (ii) more than 50% of any equity interests in (a) CLI or (b) any other Person whose principal asset is direct or indirect interests in the assets constituting the CLI Facility.

“CLI Facility Transfer Package” means a potential Transfer (other than a CLI Facility Transfer), except to an Excluded Purchaser, of assets or equity interests of any entity or entities owned directly or indirectly by DYN that would include a portion (including direct or indirect interests in the assets constituting the CLI Facility), but not all or substantially all of, the then existing electricity generation portfolio of DYN.

“CLI Gaseous Waste Fuel Piping Systems” means the Gaseous Waste Fuel Piping Systems to be situated on the CLI Site.

“CLI Guarantor” means Dynegy Holdings, Inc., a Delaware corporation.

“CLI Guaranty” has the meaning ascribed to such term in Article XXIII.

“CLI IP Steam Piping Systems” means the IP Steam Piping Systems to be situated on the CLI Site.

“CLI Monthly Lease Payment” means the monthly obligation of CLI to pay Rent (as defined in the Amended and Restated Lease and Easement Agreement) under the Amended and Restated Lease and Easement Agreement.

“CLI Monthly Services Agreement Payment” means the monthly payment obligations of CLI to LCC under the Services Agreement.

“CLI Outage” means any CLI Scheduled Outage or CLI Unscheduled Outage.

“CLI Scheduled Adverse Outage” means a CLI Scheduled Outage that adversely impacts CLI’s ability to perform its obligations under this Agreement.

“CLI Scheduled Outage” means any interruption of or reduction in the CLI Facility’s ability to provide Electric Capacity, Electricity or Steam in order to perform cleaning, other maintenance, upgrade or overhaul.

“CLI Site” has the meaning ascribed to such term in the Recitals.

“CLI Steam Production Failure” means the failure of CLI to deliver LCC’s Steam Supply in breach of its obligations in Section 6.1 and failure to cure such breach after notice thereof within the cure period set forth in Section 20.1.3; provided, however, that, the third and subsequent such breaches in any 12-Month period shall constitute “CLI Steam Production Failures” for purposes of Article XIX immediately after notice thereof pursuant to Section 20.1.3 without regard to whether the cure period set forth in Section 20.1.3 has run.

“CLI Unscheduled Outage” means any interruption of or reduction in the CLI Facility’s ability to provide Electric Capacity, Electricity or Steam, but excluding an CLI Scheduled Outage.

“CLI’s Group” means CLI, its Affiliates and the officers, directors, trustees, fiduciaries, employees, agents, advisors, representatives, contractors and subcontractors of CLI and its Affiliates.

“Commencement Date” means January 1, 2007.

“Complying Objection” has the meaning ascribed to such term in Section 10.3.1.

“Confidential Information” has the meaning ascribed to such term in Section 31.3.

“Confidential Information Recipients” has the meaning ascribed to such term in Section 31.1.

“Conforming Hour” means any hour not containing an Exclusion Event.

“contesting Party” has the meaning ascribed to such term in Section 15.2.

“Contract Year” means the period beginning on the Commencement Date and ending on the Day that is 12 Months after the Commencement Date and each subsequent period of 12 consecutive Months during the Operating Term, provided that the Contract Year in which termination of this Agreement occurs will end on the date of such termination.

“CPI” means the annual percent change in the “Consumer Price Index, All Urban Consumers, U.S. city average, South urban area, All items” as published by the U.S. Department of Labor, Bureau of Labor Statistics.

“CPT” means the time prevailing in the Central Time Zone of the United States.

“Credit Rating” means, with respect to any Person, the rating then assigned to such Person’s unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) by S&P or Moody’s or, if such Person does not have a rating for its senior unsecured long term debt, then the rating then assigned to such Person as an issuer rating by S&P or Moody’s.

“Credit Support” means, at the discretion of the Party providing the same, (a) cash; (b) a Letter of Credit in a form reasonably acceptable to the receiving Party; (c) an irrevocable guaranty in a form reasonably acceptable to the receiving Party issued by a bank or other financial institution with a Credit Rating of at least A- from S&P or A3 from Moody’s or other creditworthiness reasonably acceptable to the receiving Party; or (d) such other collateral or credit support reasonably acceptable to the receiving Party.

“Current Steam and Power Sales Agreement” has the meaning ascribed to such term in the Recitals.

“Damages” means losses, damages, injuries, liabilities, Claims, suits, actions, taxes, demands, costs and expenses, including Third-Party Claims and attorneys’ fees.

“Day” means a 24-hour period, commencing at 12:00 a.m. Central Prevailing Time, except that the “Day” shall be a 23-hour period on the first Day of Daylight Savings Time each year and shall be a 25-hour period on the first Day following the last full Day of Daylight Savings Time each year.

“Day ahead ERCOT-Houston 7X24 Index Power Price” means Platts Megawatt Daily, Day-ahead markets, ERCOT, Houston Index priced as follows: (On-Peak X 16 + Off-Peak X 8)/24.

“Decision Proposal” has the meaning ascribed to such term in Section 29.5.

“Default” means an event or circumstance that with notice or passage of time or both would constitute an Event of Default.

“Defaulting Party” has the meaning ascribed to such term in Section 20.1.

“Definitive Agreement” has the meaning ascribed to such term in Section 26.1.1.

“Delivering Pipeline” shall mean one of (a) Houston Pipeline Company LP, (b) Kinder Morgan Tejas Pipeline L.P. and (c) Kinder Morgan Texas Pipeline L.P., and any successors thereto owning or operating the applicable portions of their natural gas pipeline systems.

“Disclosing Party” has the meaning ascribed to such term in Section 31.1.

“Dispatch Request” means a request from CLI to LCC to dispatch the Boilers that conforms to the requirements of Section 10.1.

“Dispute” has the meaning ascribed to such term in Section 29.2.

“Dollars” means the lawful currency of the United States of America.

“Dry Low NOx Conversion” means the replacement of the existing combustion turbine combustion systems in the CLI Facility which utilize steam injection for NOX control with combustion systems that do not require steam injection for NOX control.

“DYN” means Dynegy Inc., a corporation organized under the laws of the State of Illinois.

“Effective Electric Capacity” means, for any Settlement Interval, the quotient equal to (a) the Total Energy delivered by CLI during such Settlement Interval divided by (b) the length of such Settlement Interval.

“Electric Capacity” means electric load-carrying capability, expressed in kW.

“Electricity Imbalance Charge” shall mean any fees, penalties, costs or charges assessed by ERCOT for failure to satisfy ERCOT’s balance and/or scheduling requirements.

“Electricity” means electricity that shall conform to the requirements of this Agreement.

“Electricity Points of Delivery” means the points of delivery of Electricity shown on Exhibit B.

“Emergency” means an event or circumstance that has caused, or has the potential to cause, injury to human health, a safety hazard or damage either to the environment, the LCC Facility or the Channelview South Complex.

“Employee Claim” has the meaning ascribed to such term in Section 21.3.7.

“Encumber” means to grant a lien, security interest, easement, use restriction or charge, to assign (as security), mortgage, hypothecate or pledge, to enter into any deed of trust, conditional sale or other title retention agreement or otherwise encumber, and the terms “Encumbrance” and “Encumbered” have correlative meanings.

“ERCOT” means the Electric Reliability Council of Texas, Inc.

“ERCOT Protocols” means the document or documents adopted by ERCOT, including any attachments or exhibits referenced therein, that contain the scheduling, operating, planning, reliability and settlement policies, rules, guidelines, procedures, standards and criteria of ERCOT.

“Event of Default” has the meaning ascribed to such term in Section 20.1.

“Excess Steam Sales Threshold” means, for any hour, 1,630 MMBtus of Steam Sales.

“Exchanged Information” has the meaning ascribed to such term in Section 21.8.

“Excluded Purchaser” means DYN and any wholly owned subsidiary of DYN, in each case, that is an Experienced and Creditworthy Operator and not an LCC Competitor.

“Exclusion Event” means Force Majeure, an LCC Turnaround, a CLI Outage or any act or omission of any Member of the CLI Group that, in each case, results in an inability of CLI to deliver, or a reduction in LCC’s ability to take, Steam (but for calculations relating to the Monthly IP/LP Steam Volume Payment, deeming Steam to refer only to Intermediate-pressure Steam and Low-pressure Steam) hereunder.

“Execution Date” has the meaning ascribed to such term in the preamble to this Agreement.

“Experienced and Creditworthy Operator” means any Person who (a) either (i) has a Credit Rating equal to or better than BB- from S&P and Ba3 from Moody’s or (ii) satisfies such creditworthiness (A) through a guaranty in a form reasonably acceptable to LCC issued by a Person with a Credit Rating equal to or better than BB- from S&P and Ba3 from Moody’s or (B) with Credit Support, in either case in an amount equal to or greater than fifty million dollars ($50,000,000), and (b) either (i) possesses experience and skill comparable to that of CLI in the operation and management of steam and electric generation plants similar in nature to the CLI Facility or (ii) if it is the owner of the CLI Facility, acquires such experience and skill through a Qualified Operating Agreement.

“Expert” has the meaning ascribed to such term in Section 29.1.

“Expert Dispute” has the meaning ascribed to such term in Section 29.1.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” has the meaning ascribed to such term in Section 18.1.

“Gaseous Waste Fuel” means a gaseous waste stream that is conveyed from time to time to the Boilers or to the CLI Gaseous Waste Fuel Piping Systems as fuel.

“Gaseous Waste Fuel Contingent Steam Adder” means $0.05/MMBtu, escalated by one and one half percent (1.5%) on each anniversary of the Commencement Date.

“Gaseous Waste Fuel Energy” means the lower heating value (LHV) energy content of the Gaseous Waste Fuel expressed in MMBtus delivered to CLI through the Gaseous Waste Fuel Piping Systems at the Gaseous Waste Fuel Point of Delivery.

“Gaseous Waste Fuel Event” means the occurrence during the Term of this Agreement of any of the following: (a) a Gaseous Waste Fuel Non-Burnable Condition or (b) Gaseous Waste Fuel, the tender of which would not result in a Gaseous Waste Fuel Non-Burnable Condition (but, for purposes of defining “Gaseous Waste Fuel Non-Burnable Condition” for purposes of this clause (b), disregarding the proviso to the definition of “Gaseous Waste Fuel Non-Burnable Condition”), is or would be available for delivery by LCC to the CLI Facility (up to five (5) kpph of Gaseous Waste Fuel) but is delivered by LCC to the Boilers in lieu of being so tendered for delivery to the CLI Facility; to the extent that, with respect to clause (b) above, the failure to tender does not result (x) from the inability (i) of the heat recovery steam generators that form part of the CLI Facility to burn the amount that would have been tendered or (ii) of the CLI Facility to receive at least the amount that would have been tendered or (y) from Force Majeure, LCC Turnaround, CLI Outage or act or omission of any Member of the CLI Group.

“Gaseous Waste Fuel Non-Burnable Condition” means that Gaseous Waste Fuel tendered by LCC to CLI for fuel supply in the CLI Facility either (a) is incapable of functioning as fuel supply in the heat recovery steam generators that form part of the CLI Facility or (b) if incinerated in the heat recovery steam generators that form part of the CLI Facility, such incineration would either create an imminent hazard to environment, health and safety, not be in accordance with Prudent Operator Standards (but excluding any economic, efficiency or similar considerations that may be part of Prudent Operator Standards) or result in a violation of Legal Requirements; provided in each case the foregoing does not result (y) from the inability of the heat recovery steam generators that form part of the CLI Facility to burn at least five (5) kpph of Gaseous Waste Fuel or (z) from Force Majeure, LCC Turnaround, CLI Outage or act or omission of any Member of the CLI Group.

“Gaseous Waste Fuel Piping Systems” means new piping systems (including all associated facilities, infrastructure, equipment, materials and systems) for transporting and delivering a design maximum of at least five (5) kpph of Gaseous Waste Fuel to the heat recovery steam generators that form part of the CLI Facility.

“Gaseous Waste Fuel Piping Systems Commercial Operation Conditions” means (a) the Gaseous Waste Fuel Piping Systems are complete according to this Agreement and capable of transporting and delivering Gaseous Waste Fuel to the Gaseous Waste Fuel Point of Delivery, and transporting and delivering Gaseous Waste Fuel from the Gaseous Waste Fuel Point of Delivery to the heat recovery steam generators that form a part of the CLI Facility and (b) the Parties have obtained (and satisfied all conditions in) any Permit required for it to transport, receive and burn Gaseous Waste Fuel.

“Gaseous Waste Fuel Piping Systems Commercial Operation Date” means the Day immediately following satisfaction of all of the Gaseous Waste Fuel Piping Systems Commercial Operation Conditions.

“Gaseous Waste Fuel Point of Delivery” means the point of delivery of Gaseous Waste Fuel shown on Exhibit B.

“Governmental Authority” means any federal, state, local or municipal governmental body; any other governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority (including ERCOT) exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

“Group” means either CLI’s Group or LCC’s Group, as applicable.

“Hearing” has the meaning ascribed to such term in Section 29.5.

“High-pressure Steam” means the Steam that conforms to the specifications for such Steam as specified in Exhibit C to this Agreement.

“HSC NG Index (1st of Month)” means, for a Month, the first of the Month Market Center Spot Gas Price, Houston Ship Channel Index for such Month as published in Platts’ Inside FERC’s Gas Market Report.

“HSC NG Index (Daily)” means Platts Gas Daily, Daily price survey, Houston Ship Channel Midpoint.

“HSC NG Index (Next Month)” means, for a Month, the NYMEX prompt month Henry Hub natural gas contract price, plus the Houston Ship Channel basis (which basis may be positive or negative and shall be deemed equal to the average of three (3) quotations obtained by CLI from reputable brokers), in each case, at close of business for the date that is twelve (12) Days prior to the first Day of such Month.

“Indemnified Person” has the meaning ascribed to such term in Section 21.3.1.

“Indemnifying Person” has the meaning ascribed to such term in Section 21.3.1.

“Initial Term” has the meaning ascribed to such term in Section 2.1.

“Intermediate-pressure Steam” means the Steam that conforms to the specifications for such Steam as specified in Exhibit C to this Agreement.

“Intermediate-Pressure Steam Sales” means the energy content of Intermediate-pressure Steam expressed in MMBtus delivered by CLI to LCC at the Steam Points of Delivery.

“IPLPSS” means, for any hour, the sum of Intermediate-Pressure Steam Sales, Low-Pressure Steam Sales, Non LCC Steam of intermediate-pressure steam and Non LCC Steam of low-pressure steam for such hour.

“IP Steam Piping Systems” means new piping systems shown on Exhibit B (including all associated facilities, infrastructure, equipment, materials and systems) for transporting and delivering a design maximum of at least 180 kpph of Intermediate-pressure Steam to the Steam Point of Delivery for Intermediate-pressure Steam.

“IP Steam Piping Systems Commercial Operation Conditions” means (a) the IP Steam Piping Systems are complete according to this Agreement and capable of transporting and delivering Intermediate-pressure Steam to the Steam Point of Delivery for Intermediate-pressure Steam at a rate of at least 180 kpph, (b) the Parties have obtained (and satisfied all conditions in) any Permit required for them to transport and deliver Intermediate-pressure Steam to the Steam Point of Delivery for Intermediate-pressure Steam at a rate of at least 180 kpph, (c) the Dry Low NOx Conversion has been completed on at least three (3) of the combustion turbines that form part of the CLI Facility and (d) CLI is proceeding diligently to complete the Dry Low NOx Conversion on the remaining combustion turbines that form part of the CLI Facility.

“IP Steam Piping Systems Commercial Operation Date” means the Day immediately following satisfaction of all of the IP Steam Piping Systems Commercial Operation Conditions.

“kpph” means thousand pounds per hour.

“kV” means kilovolts.

“kW” means kilowatts.

“kW-Month” means kilowatts per Month.

“Last Refusal Option” has the meaning ascribed to such term in Section 26.1.2.

“Last Refusal Notice” has the meaning ascribed to such term in Section 26.1.2.

“LCC” has the meaning ascribed to such term in the preamble to this Agreement.

“LCC Actor” has the meaning ascribed to such term in Section 18.1.

“LCC Base Electric Capacity Reduction” means the net amount of decrease in the Base Electric Capacity that has not yet come into effect pursuant to LCC’s election to adjust the Base Electric Capacity downward pursuant to Section 5.2.1.

“LCC Base Electric Capacity Unscheduled Turnaround Reduction” has the meaning ascribed to such term in Section 5.2.2.

“LCC Competitor” means any Person (including its Affiliates) that (a) produces the same products as, or any products that compete directly with, any of the products that are produced at the LCC Facility or (b) would reasonably be expected to cause material competitive harm to LCC or obtain a materially unfair advantage over LCC with respect to products produced by LCC at the LCC Facility as a result of the information it would learn from the activities conducted under this Agreement.

“LCC Facility” means the facilities at the Channelview South Complex owned by LCC from time to time.

“LCC Forced Outage” means any interruption of or reduction in operations at the Channelview South Complex that impacts LCC’s Electricity Supply or LCC’s Steam Supply, but excluding any LCC Turnaround.

“LCC Gaseous Waste Fuel Piping Systems” means the Gaseous Waste Fuel Piping Systems to be situated in the Channelview South Complex.

“LCC IP Steam Piping Systems” means the IP Steam Piping Systems to be situated in the Channelview South Complex.

“LCC Priority Dispatch Event” has the meaning ascribed to such term in Section 10.4.

“LCC Scheduled Turnaround” means any interruption of or reduction in operations at the Channelview South Complex in order to perform cleaning, other maintenance, upgrade or overhaul that impacts LCC’s Electricity Supply or LCC’s Steam Supply and that has been scheduled pursuant to Section 11.5 and included in the Annual LCC Maintenance Schedule.

“LCC Scheduled Turnaround Electricity Reduction” means the net amount of Electric Capacity below the Base Electric Capacity that will not be required by LCC during an LCC Scheduled Turnaround due to the reduced electricity requirements of the LCC Facility during such time period, as determined by LCC in its reasonable discretion.

“LCC Step-In Right” has the meaning ascribed to such term in Section 19.1.

“LCC Transfer Option Period” has the meaning ascribed to such term in Section 26.1.2.

“LCC Turnaround” means any LCC Scheduled Turnaround or LCC Unscheduled Turnaround.

“LCC Unscheduled Event Electricity Reduction” means the net amount of Electric Capacity below the Base Electric Capacity that will not be required by LCC during an LCC Unscheduled Turnaround or LCC Forced Outage due to the reduced electricity requirements of the LCC Facility during such time period, as determined by LCC in its reasonable discretion.

“LCC Unscheduled Turnaround” means any interruption of or reduction in operations at the Channelview South Complex in order to perform cleaning, other maintenance, upgrade or overhaul that impacts LCC’s Electricity Supply or LCC’s Steam Supply, but excluding any LCC Forced Outage and any LCC Scheduled Turnaround.

“LCC’s Electricity Supply” means the Electricity requirements up to the Base Electric Capacity Maximum: (a) at the LCC Facility (excluding expansions of the LCC Facility after the Execution Date); and (b) at LCC’s option from time to time (i) at expansions of the LCC Facility after the Execution Date; (ii) at facilities located at the Channelview South Complex owned by Persons other than LCC; and/or (iii) for delivery pursuant to LCC Electricity Third Party Sales Transactions.

“LCC’s Electricity Supply Reduction” means: (i) an LCC Base Electric Capacity Reduction; (iii) an LCC Scheduled Turnaround Electricity Reduction; and/or (iii) an LCC Unscheduled Event Electricity Reduction.

“LCC’s Group” means LCC, its Affiliates and the officers, directors, trustees, fiduciaries, employees, agents, advisors, representatives, contractors and subcontractors of LCC and its Affiliates.

“LCC’s Minimum Steam Take” means has the meaning ascribed to such term in Section 6.2.1.

“LCC’s Priority Dispatch Right” has the meaning ascribed to such term in Section 10.4.

“LCC’s Priority Supply Right” has the meaning ascribed to such term in Section 7.5.1.

“LCC’s Steam Supply” means the Steam requirements at any point in time up to the Steam Capacity Maximum (a) at the LCC Facility (excluding expansions of the LCC Facility after the Execution Date), but excluding steam available to LCC at the LCC Facility through heat recovery or through the combustion of Waste Fuels (including the combustion with such Waste Fuels of atomizing gas), and (b) at LCC’s option from time to time (i) at expansions of the LCC Facility after the Execution Date; and/or (ii) at facilities located at the Channelview South Complex owned by Persons other than LCC.

“Legal Requirements” means any constitution, charter, act, statute, law, ordinance, code, rule, regulation, protocol, procedure, direction, order, treaty, Permit or other applicable administrative, executive, judicial, legislative, policy, regulatory or taxing action of any Governmental Authority (including the ERCOT Protocols).

“Lender” means any Person (other than a natural person) (i) that has loans outstanding from CLI and/or a loan commitment to CLI to finance or refinance the CLI Facility, (ii) that is the holder of any bond, note or other evidence of such loans or loan commitment, or (iii) any agent or trustee on behalf of such Person.

“Letter of Credit” means one or more irrevocable, standby letters of credit issued by a U.S. commercial bank or a foreign bank with a U.S. branch capable of issuing letters of credit with such bank having a Credit Rating of at least A- from S&P or A3 from Moody’s, in a form and substance reasonably acceptable to the Party in whose favor the letter of credit is issued.

“Litigation” means any action, case, suit or other proceeding pending before any Governmental Authority or any alternative dispute resolution proceeding.

“Low-pressure Steam” means the Steam that conforms to the specifications for such Steam as specified in Exhibit C to this Agreement.

“Low-Pressure Steam Sales” means the energy content of Low-pressure Steam expressed in MMBtus delivered by CLI to LCC at the Steam Points of Delivery.

“Major Reliability Failure Incident” means (a) any instance (of whatever duration in excess of one minute) during the Term in which the steam pressure at any Steam Point of Delivery for High-pressure Steam falls below 200 psig for any reason, including Force Majeure occurring within the CLI Facility but excluding any other Force Majeure or any failure by LCC to deliver the Services (as defined in the Services Agreement) to the extent required to be delivered under the Services Agreement, or (b) any instance (of whatever duration in excess of 15 cycles) during the Term in which Electricity fails to be delivered by CLI to the Electricity Point of Delivery for any reason, including Force Majeure occurring within the CLI Facility but excluding any other Force Majeure or any failure by LCC to deliver the Services (as defined in the Services Agreement) to the extent required to be delivered under the Services Agreement.

“Material Project Documents” means this Agreement, the Amended and Restated Lease and Easement Agreement and the Services Agreement.

“MCPE” means, for any Settlement Interval, the Market Clearing Price for Energy (as defined in the ERCOT Protocols) in the Houston Zone for such Settlement Interval.

“Member” means, with respect to a Group, any Person that is included in such Group.

“Minor Reliability Failure Incident” means any instance (of whatever duration in excess of one minute) during the Term in which the steam pressure at any Steam Point of Delivery for High-pressure Steam falls below 650 psig for any reason, including Force Majeure occurring within the CLI Facility but excluding any other Force Majeure or any failure by LCC to deliver the Services (as defined in the Services Agreement) to the extent required to be delivered under the Services Agreement, but excluding any Major Reliability Failure Incident.

“MMBtu” means one million British thermal units.

“Month” means a calendar month, and “Monthly” has a correlative meaning.

“Monthly Electricity and Steam Estimate” has the meaning ascribed to such term in Section 9.2.

“Moody’s” means Moody’s Investor Services, Inc.

“MWh” means megawatt-hours.

“Natural Gas Delivery Points” shall mean the points of interconnection located at the CLI Facility between the gas distribution system comprising a part of the CLI Facility and each of the Delivering Pipelines.

“Net CLI Steam Energy” means the energy content of High-pressure Steam, Intermediate-pressure Steam (to the extent delivery thereof is permitted by Section 6.7.3) and Low-pressure Steam expressed in MMBtus delivered by CLI to LCC at the Steam Points of Delivery less Boiler Feed Water Energy.

“Net Boilers Steam Energy” means 0.80 x Boiler NG Energy.

“Net Gaseous Waste Fuel Energy” means 0.885 x Gaseous Waste Fuel Energy.

“Noncontesting Party” has the meaning ascribed to such term in Section 15.2.

“Non LCC Steam” means the energy content of steam produced from the CLI Facility and not delivered to LCC under this Agreement, but excluding the energy content of steam consumed in the operation of the CLI Facility.

“Obtaining Party” has the meaning ascribed to such term in Section 21.8.

“Operating Committee” has the meaning ascribed to such term in Section 11.2.1.

“Operating Protocols” means the Steam dispatch scheduling procedures, Boiler operating limits and procedures for establishing the same developed by the Operating Committee from time to time.

“Operational Control” has the meaning ascribed to such term in Section 19.1.

“Other CLI Electricity Services” means the Other CLI Services in effect and/or which will come into effect during the time of LCC’s exercise of the LCC Step-In Right, except for such Other CLI Services related to the production and sale of steam to a Person other than LCC.

“Other CLI Services” has the meaning ascribed to such term in Section 7.5.1.

“Party” and “Parties” have the meanings ascribed to such terms in the preamble to this Agreement.

“Payment Date” means, for any Month, the date on which the Statement issued in such Month (which Statement relates to Billing Commodities delivered during prior Months) is paid (pursuant to Article XIV).

“Permit” means any permit, license, approval, consent, waiver, variance, certification, franchise or other authorization required from any Governmental Authority or quasi regulatory body under any applicable Legal Requirements.

“Person” means any natural person, corporation, limited liability company or other company, limited partnership or other partnership, joint venture, trust, unincorporated or not-for-profit organization, association, joint stock company, Governmental Authority or any other entity.

“Primary Metering Party” has the meaning ascribed to such term in Section 12.1.

“Project Insurance” means the insurance set forth on Exhibit E.

“Proposed Seller” has the meaning given such term in Section 26.2.

“Protected Party” has the meaning ascribed to such term in Section 32.2.

“Providing Party” has the meaning ascribed to such term in Section 21.8.

“Prudent Operator Standards” means, with respect to any obligations or duties to be performed by a Party hereunder, those practices, methods and acts that would be provided by a prudent Person experienced with respect to the obligations or duties to be performed and in conformance with good operating practices relevant to such performance, it being understood that “Prudent Operator Standards” does not refer to the optimum practices, methods and acts but a range of possible practices, methods and acts.

“PURA” has the meaning ascribed to such term in the Recitals.

“PURPA” has the meaning ascribed to such term in the Recitals.

“QF” has the meaning ascribed to such term in the Recitals.

“Qualified Operating Agreement” means an operation and maintenance agreement for the CLI Facility for a term of three years or more on terms customary for the operation and maintenance of steam and electric generation plants similar in nature to the CLI Facility that (a) is with a Person who (i) possesses experience and skill comparable to that of CLI in the operation and management of steam and electric generation plants similar in nature to the CLI Facility and (b) is not an LCC Competitor, and (ii) requires such operator to comply with all Material Project Documents.

“Quarterly Annual Electricity and Steam Estimate” has the meaning ascribed to such term in Section 9.1.

“Receiving Party” has the meaning ascribed to such term in Section 31.1.

“Regular Energy” means, for any Settlement Interval, the amount of Electricity delivered by CLI to LCC at the Electricity Points of Delivery under this Agreement for that Settlement Interval other than the Supplemental Energy.

“Responsible CLI Officer” means the President or any Vice President of CLI.

“Responsible LCC Officer” means the President or any Vice President of LCC.

“Review Period” has the meaning ascribed to such term in Section 10.3.1.

“RFN Notice” has the meaning ascribed to such term in Section 26.2.

“Right of First Negotiation Period” has the meaning ascribed to such term in Section 26.2.

“Rollover Term” has the meaning ascribed to such term in Section 2.2.

“S&P” means Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.).

“Secondary Metering Party” has the meaning ascribed to such term in Section 12.1.

“Services Agreement” has the meaning ascribed to such term in the Recitals.

“Settlement Interval” has the meaning ascribed to such term in the ERCOT Protocols.

“Statement” has the meaning ascribed to such term in Section 14.2.

“Steam” means steam that shall conform to the requirements of this Agreement.

“Steam Capacity Maximum” means, at any time, (a) for High-pressure Steam, 1,150 kpph plus the steam generating capacity of the Boilers operating at such time and (b) for Intermediate-pressure Steam and Low-pressure Steam, collectively, 180 kpph.

“Steam Points of Delivery” means the points of delivery of Steam shown on Exhibit B.

“Steam Sales” means, for any hour, Net CLI Steam Energy plus Net Boilers Steam Energy minus the Net Gaseous Waste Fuel Energy for that hour.

“Steam Supply Incident” means (i) the steam pressure or temperature at any Steam Point of Delivery fails to meet the requirements of Exhibit C or (ii) the steam delivered or tendered for delivery by CLI fails to meet any of the other specifications and requirements referred to in Exhibit C.

“Step-In Standards” has the meaning ascribed to such term in Section 19.1.

“Supplemental Energy” means, for any Settlement Interval, the amount of Electricity delivered by CLI to LCC at the Electricity Points of Delivery under this Agreement in excess of the product of (1) the Base Electric Capacity in effect during the Settlement Interval and (2) the length of the Settlement Interval (expressed in hours), but with such excess not to exceed the product of 2,000 kW and the length of the Settlement Interval (expressed in hours).

“Term” means the period from the Commencement Date until the expiration or termination of this Agreement.

“Thermal Use” has the meaning ascribed to such term in Section 6.2.1.

“Third Party Claim” means any Claim by a Person other than the Parties and their Affiliates or any Employee Claim.

“Third Party Transfer Condition” has the meaning ascribed to such term in Section 26.1.4.

“Third Party Transfer Period” has the meaning ascribed to such term in Section 26.1.4.

“Total Energy” means, for any Settlement Interval, the sum of the Regular Energy for that Settlement Interval and the Supplemental Energy for that Settlement Interval.

“Transfer” means a direct or indirect sale, assignment, lease or other transfer (whether through one transaction or a series of related transactions, by operation of law or otherwise), and the terms “Transferred” and “Transferring” shall have a correlative meaning.

“Transfer Notice” has the meaning ascribed to such term in Section 26.1.1.

“Transferee” has the meaning ascribed to such term in Section 26.1.1.

“Waste Fuel” means gaseous and liquid waste that may be used as fuel for generation of steam (including Gaseous Waste Fuel).

1.2 Interpretation. In this Agreement, unless a different intention clearly appears:

(a) the singular number includes the plural and vice versa;

(b) all references to a particular Person shall include a reference to such Person’s successors and permitted assigns and, in the case of a Governmental Authority or other authority, any Person succeeding to its functions and capacities;

(c) reference to any gender includes the other gender;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e) reference to any Article, Section, Recitals or Exhibit means such article or section of this Agreement or such recitals or exhibit to this Agreement, as the case may be, and references in any Article or Section or definition to any Article, clause or Section means such article, clause or section of such Article, Section or definition;

(f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof,

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding”, “through” means “through and including”, and “prior to” means “prior to and including”, “after” means “after and excluding”, and “up to” means “up to and including”;

(i) all exhibits (except Exhibit D) referred to in this Agreement are incorporated into this Agreement and are an integral part of this Agreement; if a conflict or inconsistency exists between any exhibit and this Agreement (excluding the exhibits), the provisions of this Agreement (excluding the exhibits) will control; if a conflict or inconsistency exists between or among the exhibits, the exhibit dealing with the matter in more detail will control;

(j) any terms capitalized but not defined (i) in this Agreement shall have the meanings ascribed to such terms in the exhibits hereto and (ii) in the exhibits hereto shall have the meanings ascribed to such terms in this Agreement;

(k) all references in this Agreement to heat rate or heat content are deemed to be in HHV unless otherwise stated to be LHV; and

(l) all amounts expressed in kWh will be rounded to the nearest thousandth of a kWh, all amounts expressed in kW will be rounded to the nearest thousandth of a kW, all amounts expressed in MW will be rounded to the nearest thousandth of a MW, all amounts expressed in MMBtu will be rounded to the nearest thousandth of an MMBtu, all rates expressed in Dollars will be rounded to the nearest ten thousandth of a Dollar and all total amounts expressed in Dollars will be rounded to the nearest Dollar; all other numbers will be rounded to the nearest thousandth; and

(m) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations, promulgated thereunder.

1.3 No Presumption of Construction For or Against Any Party. Any rule of construction or interpretation requiring this Agreement to be construed or interpreted for or against any Party shall not apply to the construction or interpretation hereof.

1.4 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.5 Modification of Indexes. If any information needed for calculation of the Day ahead ERCOT-Houston 7X24 Index Power Price, HSC NG Index (Daily), HSC NG Index (1st of Month), HSC NG Index (Next Month), MCPE, CPI or interest rate under Section 14.5 becomes discontinued, the Parties promptly shall initiate expedited good faith negotiations in respect of an appropriate replacement index or alternate pricing methodology for immediate implementation. If the Parties reach agreement on the terms of an appropriate replacement index or alternate pricing methodology, the Parties shall reduce the agreement to writing and make it part of this Agreement, whereupon such terms shall become binding upon the Parties. If the Parties are unable to reach such agreement, such disagreement shall be finally and exclusively resolved by the Expert pursuant to Section 29.1.

ARTICLE II

TERM OF AGREEMENT

2.1 Initial Term. This Agreement shall become effective at 00:00 CPT on January 1, 2007 and, unless terminated earlier in accordance with its terms, shall continue in effect for a period of fifteen (15) years ending at 00:00 CPT on January 1, 2022 (the “Initial Term”), except that Sections 6.7, 10.3.1, 13.1, 14.6, 20.1.4, 20.1.6, 20.1.7, 20.1.8 and 20.5 and Article III (except Section 3.4), Article IV, Article XXIII and Article XXXI shall become effective on the Execution Date (together with any other provisions of this Agreement, including the indemnities, the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement and Events of Default, to the extent relating to any of the foregoing).

2.2 Rollover Term. If neither Party hereto has given the other written notice of termination on or before a date that is three (3) years before the expiration date of the Initial Term, this Agreement shall, unless terminated earlier in accordance with its terms, continue in effect for successive further terms of two (2) years each, beginning immediately after the expiration of the Initial Term (each a “Rollover Term”), but terminating in any event at 00:00 CPT on January 1, 2047. The Agreement, if so extended, may be terminated at the end of any such Rollover Term by either Party giving the other written notice of termination at least three (3) years prior thereto, in which event neither Party shall have any obligation or liability arising out of such termination (but, for the avoidance of doubt, without prejudice to Section 32.5 in respect of undischarged liabilities in respect of the period prior to such termination).

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LCC

LCC, in addition to the other representations and warranties specifically identified elsewhere in this Agreement, makes the following representations and warranties:

3.1 Due Organization; Good Standing; Requisite Power. LCC represents that it is duly organized and validly existing under the laws of Delaware, is qualified to do business and in good standing in the state of Texas, and has all requisite power, authority, and franchises, corporate or otherwise, to enter into this Agreement and perform its obligations hereunder.

3.2 Due Authorization and Execution. LCC represents that the execution, delivery, and performance of this Agreement have been duly authorized by LCC and are in accordance with its organizational instruments, and that this Agreement has been duly executed and delivered by an authorized representative of LCC.

3.3 Sufficient Rights; Title to Gaseous Waste Fuel and Natural Gas Fuel

3.3.1 LCC represents and warrants that it has and will have sufficient rights, title, and interest in the LCC Facility (including LCC’s Boiler Feed Water Treating Facility (as defined in the Services Agreement)) to be able to perform its obligations under this Agreement.

3.3.2 LCC warrants that it will have clear indefeasible title to the Gaseous Waste Fuel delivered to CLI hereunder.

3.3.3 LCC warrants that it will have clear indefeasible title to the LCC Natural Gas Deliveries to CLI hereunder.

3.4 Use of Facility Site. LCC represents that the Amended and Restated Lease and Easement Agreement is in full force and effect and that no person or entity, other than itself, has any rights in and to surface, subsurface, or above-surface use of the CLI Site or any portion thereof, except as otherwise set forth in the Amended and Restated Lease and Easement Agreement.

3.5 No Default. LCC represents that the execution, delivery, and performance of this Agreement do not and will not (i) result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, (ii) require any consent or approval of any owner of an equity interest in LCC or any holder (or any trustee for any holder) of any indebtedness or other contracted obligation of LCC or any other Person, except consents or approvals that have been obtained and are in full force and effect, (iii) violate any Legal Requirement or determination of an arbitrator or a court or other Governmental Authority except as could not reasonably be expected to result in a material adverse effect on LCC or its ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Encumbrance upon the LCC Facility other than this Agreement.

3.6 No Litigation. LCC represents that no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could have a material adverse effect on its ability to perform its obligations hereunder.

3.7 Binding Agreement. LCC represents that this Agreement constitutes a legal, valid, and binding obligation against it, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity.

3.8 Permits. LCC represents and warrants that it has and covenants that it will maintain all Permits, releases, contracts and rights necessary for it to perform its obligations hereunder under this Agreement in all material respects.

3.9 Notice of Certain Defaults. LCC agrees that promptly after any Responsible LCC Officer obtains knowledge of any Event of Default, Default or event of default or any occurrence or condition which after notice or the passage of time or both would constitute an event of default under any Material Project Documents, LCC will give notice of such occurrence or condition and what action, if any, LCC has taken, is taking or proposes to take with respect thereto.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CLI

CLI, in addition to the other representations and warranties specifically identified elsewhere in this Agreement, makes the following representations and warranties:

4.1 Due Organization; Good Standing; Requisite Power. CLI represents that it is duly organized and validly existing under the laws of Texas, is qualified to do business and in good standing in the state of Texas, and has all requisite power, authority, and franchises, corporate or otherwise, to enter into this Agreement and perform its obligations hereunder.

4.2 Due Authorization and Execution. CLI represents that the execution, delivery, and performance of this Agreement have been duly authorized by CLI and are in accordance with its organizational instruments, and that this Agreement has been duly executed and delivered by an authorized representative of CLI.

4.3 Sufficient Rights; Title to Steam and Electricity

4.3.1 Subject to the enforceability and validity against LCC of the Amended and Restated Lease and Easement Agreement, CLI represents and warrants that it has and will have sufficient rights, title, and interest in the CLI Facility to be able to perform its obligations under this Agreement.

4.3.2 CLI warrants that it will have clear indefeasible title to the Steam and Electricity delivered to LCC hereunder.

4.4 No Default. CLI represents that the execution, delivery, and performance of this Agreement do not and will not (i) result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, (ii) require any consent or approval of any owner of an equity interest in CLI or any holder (or any trustee for any holder) of any indebtedness or other contracted obligation of CLI or any other Person, except consents or approvals that have been obtained and are in full force and effect, (iii) violate any Legal Requirement or determination of an arbitrator or a court or other Governmental Authority except as could not reasonably be expected to result in a material adverse effect on CLI or its ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Encumbrance upon the CLI Facility other than this Agreement. CLI represents and warrants that neither its processing or sale of Steam or generation and sale of Electricity will infringe any U.S. patents.

4.5 No Litigation. CLI represents that no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could have a material adverse effect on its ability to perform its obligations hereunder.

4.6 Binding Agreement. CLI represents that this Agreement constitutes a legal, valid, and binding obligation against it, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity.

4.7 Permits. CLI represents and warrants that it has and covenants that it will maintain all Permits, releases, contracts and rights necessary for it to perform its obligations hereunder under this Agreement in all material respects, including those Permits, releases, contracts and rights necessary for the discharge of surface water runoff and cooling tower blowdown from the CLI Site.

4.8 Outstanding Unrelated Obligations. CLI represents that, during the term of its ownership by DYN (and, to CLI’s knowledge, prior to such term), it has not entered into or become bound by (or suffered its assets to become bound by) any material obligations which remain outstanding, other than those related to the development, construction, ownership, financing, operation and maintenance of the CLI Facility and activities related thereto.

4.9 CLI Electrical Interconnections. CLI represents and warrants that it shall operate, or cause to be operated, the CLI Facility, the CLI Electrical Interconnection Facilities, and the Electricity Points of Delivery, and covenants that it holds and shall hold under lease all of the CLI Electrical Interconnection Facilities. CLI represents and warrants that the CLI Facility is electrically interconnected to Electricity Points of Delivery through the CLI substation by 138 kV transmission lines (two (2) circuits, each capable of handling 75 MW of electric demand) and associated electrical facilities and that, together with the other CLI Electric Interconnection Facilities, such facilities are all that is required by LCC to obtain electricity to be delivered to the Electricity Points of Delivery from Persons other than CLI when permitted by this Agreement.

4.10 FASB Interpretation No. 46. CLI shall promptly notify LCC upon occurrence of an event of any of the types outlined in paragraph 7(a), 7(b), 7(c) or 7(d) in FASB Interpretation No. 46 (revised December 2003) (FIN 46R) or any such requirement that supersedes, amends or replaces the aforementioned paragraphs. Upon notification, CLI shall provide LCC with commercially reasonable financial information sufficient to enable LCC to make the accounting determinations prescribed in FIN 46R. In the event that LCC determines that LCC may be the primary beneficiary of CLI, as defined by paragraphs 14 and 15 of FIN 46R, CLI and LCC shall promptly meet to discuss and endeavor in good faith to agree upon the appropriate course of action to enable the parties to comply with the provisions of FIN 46R.

4.11 Notice of Certain Defaults. CLI agrees that promptly after any Responsible CLI Officer obtains knowledge of any Event of Default, Default or event of default or any occurrence or condition which after notice or the passage of time or both would constitute an event of default under any Material Project Documents, CLI will give notice of such occurrence or condition and what action, if any, CLI has taken, is taking or proposes to take with respect thereto.

ARTICLE V

SALE AND PURCHASE OF ELECTRICITY

5.1 General Sale and Purchase Obligations. During the Term, CLI shall sell and deliver to LCC, and LCC shall purchase and receive, at the Electricity Points of Delivery, LCC’s Electricity Supply on a real-time basis. CLI’s obligations pursuant to the preceding sentence are and shall be excused to the extent such non-performance is caused by LCC’s failure to deliver the Services (as defined in the Services Agreement) to the extent required to be delivered under the Services Agreement.

5.2 Adjustments to Base Electric Capacity. The Base Electric Capacity may be adjusted from time to time pursuant to this Section 5.2:

5.2.1 Notice Adjustments. Subject to Section 5.2.4, LCC may increase or decrease the Base Electric Capacity as of January 1 of any year during the Term by giving advance notice to CLI of the amount of such adjustment, provided that:

5.2.1.1 each such notice shall be given at least 365 Days prior to the adjustment taking effect;

5.2.1.2 the amount of increase in Base Electric Capacity coming into effect on any January 1 (i) shall not exceed 2,000 kW unless each notice of increase in the Base Electric Capacity giving rise to such increase was given at least 730 Days prior to the increase coming into effect and (ii) shall not exceed 5,000 kW in any event; and

5.2.1.3 the amount of decrease in Base Electric Capacity coming into effect on any January 1 (i) shall not exceed 5,000 kW unless each notice of decrease in the Base Electric Capacity giving rise to such decrease was given at least 730 Days prior to the decrease coming into effect and (ii) shall not exceed 15,000 kW in any event.

5.2.2 Downward Adjustment due to an Unscheduled LCC Turnaround. In the event that an LCC Unscheduled Turnaround or LCC Forced Outage results in a continuous LCC Unscheduled Event Electricity Reduction for a consecutive period of more than 365 Days, then the Base Electric Capacity shall be reduced by the amount of such LCC Unscheduled Event Electricity Reduction (an “LCC Base Electric Capacity Unscheduled Turnaround Reduction”). The effective date of an LCC Base Electric Capacity Unscheduled Turnaround Reduction shall be the first Day of the first Month subsequent to the Month in which above time period expires.

5.2.3 Supplemental Energy Adjustments. Subject to Section 5.2.4, if CLI would otherwise be required to deliver Supplemental Energy for three consecutive Months, Base Electric Capacity shall automatically be increased at the beginning of such third consecutive Month to the nearest whole MW above the highest Effective Electric Capacity during such three-Month period.

5.2.4 Base Electric Capacity Maximum. The Base Electric Capacity shall not exceed the Base Electric Capacity Maximum. Nothing herein shall be construed to obligate CLI to deliver Electricity in excess of the Base Electric Capacity Maximum to LCC if such delivery could result in violation of Prudent Operator Standards.

5.3 Energy Payments. During the Term, LCC shall pay to CLI each Month the Monthly Electric Capacity Charge and the Monthly Energy Charge, and certain fees and expenses, all as set forth on Exhibit G. The parties agree to pay any MPP hereunder in accordance with the provisions of such Exhibit G.

5.4 Electricity Characteristics. All electricity delivered hereunder by CLI to LCC shall be three-phase alternating current at approximately sixty (60) Hertz and approximately 138,000 volts.

5.5 Electricity Delivery and Title.

5.5.1 Delivery Obligation. All Electricity delivered hereunder by CLI to LCC shall be delivered at the Electricity Points of Delivery.

5.5.2 Title. CLI shall have title to, risk of loss for, and full responsibility for all Electricity and electricity not conforming to the requirements of Section 5.4 unless and until passed to LCC according to the immediately following sentence. Title to, risk of loss for, and full responsibility for all Electricity sold and delivered to LCC shall pass to LCC at the Electricity Points of Delivery; provided, however, title to, risk of loss for, and full responsibility for nonconforming electricity shall not pass to LCC unless LCC has accepted same knowing of such nonconformity.

5.6 LCC Use of CLI Interconnection Facilities. During the Term, LCC may, for no charge, use the CLI Electric Interconnection Facilities (and any other facilities owned or leased by CLI that may be required by LCC) to obtain electricity to be delivered to the Electricity Points of Delivery from Persons other than CLI when permitted by this Agreement. CLI will not reduce the number of circuits interconnecting the CLI Facility and the LCC Facility, except in the case of required maintenance in accordance with Prudent Operator Standards (provided that such maintenance shall be deemed a CLI Scheduled Adverse Outage for all purposes of this Agreement), in a manner which would adversely affect the ability of LCC to receive electricity.

5.7 Arrangements for Alternative Electricity. If, for any reason whatsoever (including Force Majeure), CLI does not deliver LCC’s Electricity Supply, then (a) through the second consecutive whole Business Day of such non-delivery, CLI shall acquire (but, if CLI does not so acquire, LCC may acquire), and (b) after such second whole Business Day, LCC may acquire, or may request CLI to acquire, alternative arrangements to supply LCC’s Electricity Supply (herein called “Alternative Electricity Arrangements”). LCC will exercise reasonable discretion to limit such Alternative Electricity Arrangements to quantities of Electricity, timeframes and other terms and conditions that LCC deems reasonable to ensure a reliable supply of LCC’s Electricity Supply. To the extent such Alternative Electricity Arrangements have arisen as a result of Force Majeure or the circumstances excusing CLI’s obligations to deliver LCC’s Electricity Supply described in the second sentence of Section 5.1, then all of the costs and expenses associated with such Alternative Electricity Arrangements shall be for the sole account of LCC, provided that, through the second consecutive whole Business Day of non-delivery of LCC’s Electricity Supply, such costs and expenses shall be limited to MCPE.

5.8 Electricity Imbalance Charges. CLI shall be responsible for all Electricity Imbalance Charges actually incurred for any reason, subject to the provisions of Section 1.3 of Exhibit G.

ARTICLE VI

SALE AND PURCHASE OF STEAM

6.1 General Sale and Purchase Obligations. During the Term, CLI shall sell and deliver to LCC, and LCC shall purchase and receive, at the Steam Points of Delivery, LCC’s Steam Supply on a real-time basis. CLI’s obligations pursuant to the preceding sentence are and shall be excused to the extent such non-performance is caused by LCC’s failure to deliver the Services (as defined in the Services Agreement) to the extent required to be delivered for the operation of the CLI Facility under the Services Agreement.

6.2 LCC’s Minimum Steam Take.

6.2.1 LCC’s Minimum Steam Take Warranty. It is recognized that CLI desires for the CLI Facility to continue as a QF under applicable state and federal laws, rules, and regulations, including, without limitation, PURPA and PURA. In this regard,

LCC warrants, subject to the remaining provisions of this Section 6.2, that during each calendar year during the Term: (a) LCC’s Steam Supply will average at least 300 kpph for all Conforming Hours during any calendar year, and (b) LCC will take and use, or cause to be used, for “Thermal Use” (meaning steam use that will qualify such steam as “useful energy output” of the Facility pursuant to the provisions of 18 Code of Federal Regulations Part 292), on average at least 300 kpph of Steam for all Conforming Hours during any calendar year; provided however, LCC’s obligations under clauses (a) and (b) shall (1) be reduced to the extent of any Non LCC Steam in the applicable calendar year and (2) be suspended during any period in which the CLI Facility is not a QF (“LCC’s Minimum Steam Take”).

6.2.2 Reduced Operations. If LCC gives at least eighteen (18) month’s notice of its intent either to cease operations at or abandon the LCC Facility or to reduce substantially and permanently the operations at such facility so as to affect materially its need for Steam (“LCC Permanent Steam Demand Reduction”), then, notwithstanding such cessation, abandonment or reduction in operations, at the expiration of such notice period, LCC shall continue to take and use, or cause to be used, for Thermal Use, LCC’s Minimum Steam Take during the Term, provided: (a) such taking and use is required to permit the CLI Facility to remain a QF to avoid loss of QF status that would cause a breach of any financing contract to which CLI is a party, obligor, or beneficiary, to avoid loss of QF status that would cause a breach of any contract for the sale of power to a third party unrelated to CLI, or to permit CLI to remain exempt from the federal and state laws, rules, and regulations governing utilities, electric utilities, public utilities, public utility holding companies, electric utility holding companies, and the like; (b) LCC is not required to pay for any Steam taken solely to fulfill LCC’s Minimum Steam Take obligation under Section 6.2.1; and (c) any capital costs required for the most economical modification of the LCC Facility necessary to permit LCC to fulfill LCC’s Minimum Steam Take shall be paid by CLI, it being understood that such payment shall be a condition to LCC’s performance and not an obligation of CLI and, provided, further that LCC shall be responsible for and shall reimburse CLI for a pro rata allocation of such costs to the extent that LCC subsequently initiates operations at the LCC Facility within twenty four (24) months after the LCC Permanent Steam Reduction in a manner that materially increases its need for Steam above the level of LCC’s Minimum Steam Take. LCC and CLI each agree to use commercially reasonable efforts to find a third party who will pay for and use or cause to be used for Thermal Use any Steam LCC would otherwise be required to take for no charge. The costs for arranging sales of Steam to any third party hereunder shall be paid by CLI. LCC agrees, without further cost to CLI, to grant any reasonable easements or rights-of-way across the real property upon which LCC’s Facility is located, as may be necessary to serve such third party Steam purchaser. While CLI shall have no obligation to relinquish the QF status of the CLI Facility, LCC and CLI each further agree to use commercially reasonable efforts to eliminate the need for LCC’s Minimum Take Obligation, including the evaluation of whether CLI should obtain from FERC “exempt wholesale generator status” under Section 32 of the Public Utility Company Holding Act of 1935, as amended, or seek waivers from the applicable Government Authorities under any other similar exceptions from federal and state laws, rules and regulations that would enable CLI to operate the CLI Facility with no minimum steam offtake obligation.

6.2.3 Specific Performance. LCC agrees that the remedy of specific performance shall apply to its obligations to take and use or cause to be used Steam for Thermal Use as set forth in this Section 6.2.

6.2.4 LCC Facility Operations. For the avoidance of doubt, except for such limited operations, if any, as may be required to permit LCC to perform its obligation under Section 6.2.2, LCC has no obligation to CLI to operate all or any portion of the LCC Facility.

6.3 Steam Payments. During the Term hereof, LCC shall pay to CLI in each Month the Monthly Steam Charge and any Monthly Steam Volume Tier Rider payment, each as set forth on Exhibit H, subject to adjustments as set forth in such Exhibit. The parties agree to pay any IP/LP Steam Volume Payment in accordance with the provisions of such Exhibit H.

6.4 Reduced Operation; Alternative Steam.

6.4.1 Provision for Reduced Operation. Without limiting Section 7.5, if due to insufficient fuel supply or any other cause (including Force Majeure), CLI is unable to operate the CLI Facility to produce and deliver LCC’s Steam Supply, CLI agrees to minimize and eliminate, if necessary, steam condensing in order to produce and deliver LCC’s Steam Supply.

6.4.2 Arrangements for Alternative Steam. If, for any reason whatsoever (including Force Majeure), CLI does not deliver LCC’s Steam Supply, LCC may develop and make alternative arrangements to supply LCC’s Steam Supply (herein called “Alternative Steam Arrangements”). LCC will exercise reasonable discretion to limit such Alternative Steam Arrangements to quantities of Steam, time frames and other terms and conditions that LCC deems reasonable to ensure a reliable supply of LCC’s Steam Supply. To the extent such Alternative Steam Arrangements have arisen as a result of Force Majeure or the circumstance excusing CLI’s obligations to deliver LCC’s Steam Supply described in the second sentence of Section 6.1, then all of the costs and expenses associated with such Alternative Steam Arrangements shall be for the sole account of LCC.

6.5 Steam Characteristics. All steam delivered hereunder by CLI to LCC shall be either High-pressure Steam, Low-pressure Steam or to the extent permitted by, and in accordance with, Section 6.7, Intermediate-pressure Steam and shall conform to the specifications for such Steam set forth in Exhibit C.

6.6 Steam Delivery and Title.

6.6.1 Delivery Obligation. All Steam delivered hereunder by CLI to LCC shall be delivered at the Steam Points of Delivery. For the avoidance of doubt, Steam produced by the Boilers shall not be delivered to the Steam Points of Delivery.

6.6.2 Title. CLI shall have title to, risk of loss for, and full responsibility for all Steam and steam not conforming to the requirements of Section 6.5 unless and until passed to LCC according to the immediately following sentence. Title to, risk of loss for, and full responsibility for all Steam sold and delivered to LCC shall pass to LCC at the Steam Points of Delivery; provided, however, title to, risk of loss for, and any responsibility for nonconforming steam shall not pass to LCC unless LCC has accepted same knowing of such nonconformity.

6.7 IP Steam Piping Systems.

6.7.1 CLI IP Steam Piping Systems. CLI shall (a) design, engineer, procure, construct and install the CLI IP Steam Piping Systems in a manner consistent with Prudent Operator Standards and applicable Legal Requirements so that they are capable of meeting the IP Steam Piping Systems Commercial Operation Conditions by January 1, 2007, and (b) cause the Dry Low NOx Conversion on the remaining combustion turbines that form part of the CLI Facility to be completed by April 30, 2007. CLI shall cause the CLI IP Steam Piping Systems to interconnect with the LCC IP Steam Piping Systems at the point determined according to Section 6.7.3.

6.7.2 LCC IP Steam Piping Systems. LCC shall design, engineer, procure, construct and install the LCC IP Steam Piping Systems in a manner consistent with Prudent Operator Standards and applicable Legal Requirements so that they are capable of meeting the IP Steam Piping Systems Commercial Operation Conditions. LCC shall cause the LCC IP Steam Piping Systems to interconnect with the CLI IP Steam Piping Systems at the point determined according to Section 6.7.3. LCC shall cause the LCC IP Steam Piping Systems to be completed by January 1, 2007.

6.7.3 Coordination. Each Party shall provide the other Party with any information that the first Party may have that is reasonably required by the other Party in designing, engineering, procuring, constructing or installing its portion of the IP Steam Piping Systems. CLI and LCC shall mutually agree on the final engineering design (to the extent required to ensure compatibility between the CLI IP Steam Piping Systems and the LCC IP Steam Piping Systems) of, and the timing of the initial delivery of any steam to LCC through, the IP Steam Piping Systems, whether for purposes of start-up, testing or otherwise. CLI and LCC shall mutually agree when the IP Steam Piping Systems Commercial Operation Date has occurred.

ARTICLE VII

EXCLUSIVITY AND SALES TO THIRD PARTIES;

PRIORITY OF LCC’S SUPPLY

7.1 Exclusivity. CLI shall be LCC’s exclusive supplier of LCC’s Electricity Supply and LCC’s Steam Supply, except as otherwise permitted by this Agreement.

7.2 Additional Electricity. Subject to this Section 7.2, LCC shall have the right to purchase from Persons other than CLI LCC’s Electricity Supply in excess of the Base Electric Capacity Maximum (the “Additional Electricity Supply”). In such event, LCC shall request a proposal from CLI for the provision of the Additional Electricity Supply. If CLI does not offer such a proposal within forty-five (45) Days of its receipt of such a request for proposal, or if LCC declines (in is sole discretion) to accept an offer from CLI for the provision of the

Additional Electricity Supply, then LCC may obtain the Additional Electricity Supply from any Person provided that: (i) if LCC conducts a request for proposal, CLI shall be allowed to participate in the submission of proposals on a level basis with other prospective providers; (ii) the Additional Electricity Supply provided by any third party shall be served through new electrical interconnections; and (iii) the Additional Electricity Supply shall not reduce LCC’s Electricity Supply under this Agreement below the Base Electric Capacity Maximum.

7.3 Additional Steam. Subject to this Section 7.3, LCC shall have the right to purchase from Persons other than CLI LCC’s Steam Supply in excess of the Excess Steam Sales Threshold (the “Additional Steam Supply”). In such event, LCC shall request a proposal from CLI for the provision of the Additional Steam Supply. If CLI does not offer such a proposal within forty-five (45) Days of its receipt of such a request for proposal, or if LCC declines (in its sole discretion) to accept an offer from CLI for the provision of the Additional Steam Supply, then LCC may obtain the Additional Steam Supply from any Person provided that: (i) if LCC conducts a request for proposal, CLI shall be allowed to participate in the submission of proposals on a level basis with other prospective providers; (ii) the Additional Steam Supply provided by any third party shall be served through new interconnections; and (iii) such Additional Steam Supply provided by any third party shall not reduce LCC’s Steam Supply under this Agreement below the Excess Steam Sales Threshold.

7.4 Sales to Third Parties.

7.4.1 CLI’s Right. Subject to the other terms of this Agreement (including Section 7.5), CLI may make sales of electricity and (only with LCC’s prior written consent, such consent not to be unreasonably withheld) steam to Persons other than LCC, provided such sales do not prevent CLI from carrying out its obligations to deliver LCC’s Electricity Supply and LCC’s Steam Supply as and when required hereunder.

7.4.2 LCC’s Prohibition. All Steam and Electricity purchased by LCC from CLI under this Agreement may be used only for LCC’s Steam Supply and LCC’s Electricity Supply, respectively, and cannot be resold by LCC to any third party outside of the Channelview South Complex, except according to Section 7.4.3.

7.4.3 CLI Marketing of LCC’s Electricity Supply Reductions. CLI shall provide CLI Electricity Marketing Services to LCC if and to the extent required in accordance with the provisions of Exhibit G.

7.5 LCC’s Priority Supply Right to Steam and Electricity.

7.5.1 LCC’s right to delivery of, and CLI’s obligation to deliver, LCC’s Steam Supply and LCC’s Electricity Supply to LCC as and when required hereunder shall have priority over all Other CLI Services (“LCC’s Priority Supply Right”). Without limiting the foregoing, CLI will manage, dispatch, operate and maintain the CLI Facility and provide dispatch direction to LCC for the Boilers so as to deliver LCC’s Electricity Supply and LCC’s Steam Supply on a real-time basis in priority to any Electric Capacity, electricity, ancillary services, steam or other energy product made available from or generated by CLI or the CLI Facility, any electric energy or steam conversion services or other services furnished through CLI or the CLI Facility, any other use of the CLI Facility and any other operations by CLI (“Other CLI Services”).

7.5.2 Without limiting or otherwise relieving CLI’s obligation to provide LCC’s Electricity Supply and LCC’s Steam Supply on a real-time basis according to this Agreement, if, at any time, CLI is unable to produce and deliver LCC’s Electricity Supply or LCC’s Steam Supply and LCC has not otherwise directed CLI, CLI will manage, dispatch, operate and maintain the CLI Facility and provide dispatch direction to LCC for the Boilers so as to produce and deliver LCC’s Steam Supply in priority to the production and delivery of LCC’s Electricity Supply.

ARTICLE VIII

NONCONFORMING ELECTRICITY, STEAM AND

NATURAL GAS AND NONBURNABLE GASEOUS WASTE FUEL

8.1 Nonconforming Electricity and Steam. In the event that CLI has tendered electricity and/or steam that does not meet the requirements of this Agreement for Electricity and/or Steam, respectively, LCC shall be entitled to, in its discretion, refuse delivery thereof and not pay for such nonconforming electricity or steam. For the avoidance of doubt, if LCC rejects nonconforming electricity or steam, the responsibility to dispose of such nonconforming electricity or steam shall remain with CLI, but, if LCC accepts nonconforming electricity or steam (whether or not it has knowledge of the characteristics that make the same nonconforming), then it shall be responsible for its payment obligations to CLI hereunder in connection therewith.

8.2 Nonconforming Natural Gas and Nonburnable Gaseous Waste Fuel. In the event that LCC has tendered Gaseous Waste Fuel and/or natural gas that would result in a Gaseous Waste Fuel Nonburnable Condition or does not meet the requirements of this Agreement for LCC Natural Gas Deliveries, respectively, CLI shall be entitled to, in its discretion, refuse delivery thereof and not apply the Net Gaseous Waste Fuel Energy for such nonburnable Gaseous Waste Fuel or not pay for such nonconforming natural gas. For the avoidance of doubt, if CLI rejects nonburnable Gaseous Waste Fuel or nonconforming natural gas, the responsibility to dispose of the same shall remain with LCC, but, if CLI accepts nonburnable Gaseous Waste Fuel or nonconforming natural gas (whether or not it has knowledge that of the characteristics that make the same nonburnable or nonconforming), then it shall be responsible for application of the Net Gaseous Waste Fuel Energy or its payment obligations to LCC hereunder in connection therewith.

ARTICLE IX

ANNUAL AND MONTHLY SCHEDULING BY LCC

9.1 Year-ahead Schedule. Within fifteen (15) Days prior to January 1, April 1, July 1 and October 1 of each year during the Term, LCC shall provide CLI, in writing, its good faith estimate (the “Quarterly Annual Electricity and Steam Estimate”), covering each of the next twelve (12) Months, of LCC’s Electricity Supply, LCC’s Steam Supply and Waste Fuel to be delivered for consumption. LCC will give CLI, through CLI’s Operating Committee representative, as much advance notice as reasonable (in light of the circumstances) of any changes to such Quarterly Annual Electricity and Steam Estimate.

9.2 Month-ahead Schedule. Within fifteen (15) Days prior to each Month during the Term, LCC shall provide CLI, in writing, its good faith estimate (the “Monthly Electricity and Steam Estimate”), covering the next Month, of LCC’s Electricity Supply, LCC’s Steam Supply and Waste Fuel to be delivered for consumption. LCC will give CLI, through CLI’s Operating Committee representative, as much advance notice as reasonable (in light of the circumstances) of any changes to such Monthly Electricity and Steam Estimate.

9.3 Nature of Schedules. The Parties agree and acknowledge that the Quarterly Annual Electricity and Steam Estimate, the Monthly Electricity and Steam Estimate and other schedules provided by LCC from time to time under this Agreement are estimates only, are not binding and shall not relieve CLI of its obligations to deliver Electricity and Steam to LCC pursuant to Sections 5.1 and 6.1, but nonetheless represent LCC’s good faith estimates of what its projected requirements for LCC’s Electricity Supply and LCC’s Steam Supply will be for the time periods identified therein. The failure of LCC to provide the Quarterly Annual Electricity and Steam Estimate, the Monthly Electricity and Steam Estimate or any other schedules shall not relieve CLI of its obligations to deliver Electricity and Steam to LCC pursuant to Sections 5.1 and 6.1.

ARTICLE X

BOILER OPERATIONS

10.1 Dispatch Request for Boilers. CLI will make each Dispatch Request according to the Boiler dispatch scheduling procedures set forth in the Operating Protocols. The dispatch schedule in each Dispatch Request will continue in force unless and until CLI modifies the dispatch schedule by another Dispatch Request. LCC will use commercially reasonable efforts to deliver Steam from the Boilers according to CLI’s Dispatch Requests, subject to the Boiler Operating Principles, Prudent Operator Standards, applicable Legal Requirements, LCC’s Priority Dispatch Rights, Boilers outages and the terms and conditions of this Agreement. LCC will arrange for any fuel required to deliver such Steam, and CLI will pay to LCC, for each MMBtu of natural gas consumed by the Boilers (except natural gas used for atomizing or conveying Waste Fuels) each Month, the HSC NG Index (1st of Month) for such Month.

10.2 CLI Scheduling Obligations. Within twelve (12) Days prior to January 1, April 1, July 1 and October 1 of each year during the Term, CLI shall provide LCC, in writing, its good faith estimate, covering each of the next twelve (12) Months, of the natural gas requirements for the Boilers. CLI will give LCC, through LCC’s Operating Committee representative, as much advance notice as reasonable (in light of the circumstances) of any changes to such estimates. Within twelve (12) Days prior to each Month during the Term, CLI shall provide LCC, in writing, its good faith estimate, covering the next Month, of the natural gas requirements for the Boilers. CLI will give LCC, through CLI’s Operating Committee representative, as much advance notice as reasonable (in light of the circumstances) of any changes to such monthly estimate. The Parties agree and acknowledge that such estimates provided by CLI from time to time under this Agreement are estimates only, are not binding and shall not relieve LCC of its obligation to deliver such natural gas as is required for the operation of the Boilers, but nonetheless represent CLI’s good faith estimates of what the natural gas requirements for the Boilers will be for the time periods identified therein. The failure of CLI to provide any such estimates shall not relieve LCC of its obligation to deliver such natural gas as is required for the operation of the Boilers.

10.3 Additional Costs.

10.3.1 On or before sixty (60) Days prior to the Commencement Date, LCC shall provide to CLI LCC’s detailed cost calculations and allocation methodology, as appropriate, of the Benchmark Boiler O&M Costs. CLI shall have a period of forty-five (45) days after delivery of the calculation (the “Review Period”) to review the calculation and to make to LCC any written objections (with sufficient explanation to reasonably support those objections) that CLI may have to the calculation. If CLI does not make a written objection to LCC according to the immediately preceding sentence within the forty-five (45)-day period (a “Complying Objection”), LCC’s calculation shall be final and binding on the Parties. If CLI makes one or more Complying Objections, the Dispute on those Complying Objection shall be resolved according to Article XXIX, but CLI shall not be entitled to make any further objections after the Review Period. If LCC fails to provide the detailed cost calculations and allocation methodology required by the first sentence of this Section by December 31, 2007, then Section 10.3.2 shall have no force or effect.

10.3.2 If, for any Contract Year, Boiler O&M Costs exceed one hundred and fifteen percent (115%) of Benchmark Boiler O&M Costs (prorated in the case of a Contract Year that is not a full calendar year), then CLI shall pay such excess to LCC, to the extent such excess is attributable to CLI’s Dispatch Requests.

10.4 LCC’s Priority Dispatch Right. LCC shall have the right (“LCC’s Priority Dispatch Right”) to control, in its reasonable discretion, the dispatch of the Boilers if LCC is not obtaining all of LCC’s Steam Supply for any reason, if there is an Emergency, if there is a Steam Supply Incident or to burn Waste Fuel, regardless of any Dispatch Request to the contrary (each an “LCC Priority Dispatch Event”). Upon the resolution (in LCC’s reasonable judgment) of the LCC Priority Dispatch Event, LCC will promptly resume the delivery of Steam from the Boilers in accordance with CLI’s Dispatch Requests.

10.5 Access to Boilers. CLI and its representatives shall, at reasonable times, have access to the Boilers to observe and inspect the Boilers and the operation and maintenance thereof, provided that CLI provides LCC reasonable advance notice, does not interfere with LCC’s activities and causes all Persons visiting the Boilers on its behalf to comply with all of LCC’s applicable safety, health and other rules and requirements. CLI agrees to comply with the foregoing conditions when it visits the Boilers.

ARTICLE XI

OPERATIONS AND MAINTENANCE

11.1 Maintenance Obligations.

11.1.1.1 CLI. CLI shall operate and maintain the CLI Facility (including the interconnection facilities on its side of the Electricity Points of Delivery and the Steam Points of Delivery) in accordance with Prudent Operator Standards and applicable Legal Requirements.

11.1.1.2 LCC. LCC shall operate and maintain the LCC Facility (including the interconnection facilities on its side of the Electricity Points of Delivery and the Steam Points of Delivery) in accordance with Prudent Operator Standards and applicable Legal Requirements in such a manner that the LCC Facility is capable of receiving Electricity and Steam when tendered for delivery by CLI to the extent LCC is required to so receive Electricity and Steam pursuant to this Agreement.

11.1.1.3 Boilers. LCC shall operate and maintain the Boilers in accordance with Prudent Operator Standards and applicable Legal Requirements in such a manner that Steam can be tendered from the Boilers to the extent LCC is required to so tender Steam pursuant to Section 10.1.

11.2 Operating Committee.

11.2.1 Formation and Designation of Representatives. CLI and LCC shall form an operating committee (the “Operating Committee”). Each Party shall appoint one representative and one alternate representative to serve on the Operating Committee (each, for this Section 11.2, a “representative”). The Parties shall notify each other in writing of such appointments and any changes thereto.

11.2.2 Procedures. The Operating Committee shall meet quarterly to conduct performance reviews and otherwise as frequently as it deems necessary or as required by Section 11.2.3.

11.2.3 Functions. The Operating Committee shall be a forum for discussing technical matters relating to the operation of the CLI Facility and the LCC Facility (to the extent it impacts the operation of the CLI Facility) under this Agreement, including emergency procedures and operating reliability in the delivery of Electricity, Steam and the services set forth in the Services Agreement. The Operating Committee shall serve as a means of cooperation and interchange of information between the Parties in connection with this Agreement. Without limiting the foregoing, the Operating Committee shall conduct an audit of operating controls, maintenance systems and practices and incident follow-up procedures every fifth anniversary of the Commencement Date and, if requested by either Party, following any Major Reliability Failure Incident.

11.2.4 No Authority. Neither the Operating Committee nor any representative thereto, in its capacity as such, shall have authority to modify or waive compliance with any terms or conditions of any Material Project Document or give any consents hereunder. No action or inaction of the Operating Committee or by any representative thereto, in its capacity as such, shall limit, relieve or otherwise affect in any way the rights or obligations of either Party hereto from that set forth in this Agreement.

11.3 Reliability.

11.3.1 Reliability Payments. For each Contract Year in which neither a Minor Reliability Failure Incident nor a Major Reliability Failure Incident shall have occurred, LCC shall pay to CLI pursuant to the January billings of the following Contract Year an incentive payment in the amount of two hundred and fifty thousand dollars ($250,000) (prorated in the case of a Contract Year that is not a full calendar year). For each Contract Year in which either a Minor Reliability Failure Incident or a Major Reliability Failure Incident shall have occurred, CLI shall pay to LCC two hundred and fifty thousand dollars ($250,000) for each Minor Reliability Failure Incident and seven hundred and fifty thousand dollars ($750,000) for each Major Reliability Failure Incident; provided, however, that in no event shall the compensation payments payable to LCC for any calendar year exceed one million and five hundred thousand dollars ($1,500,000).

11.3.2 Analysis of Reliability Failure Incident. Following any Minor Reliability Failure Incident or Major Reliability Failure Incident that occurs during the Term, the Parties agree to jointly cooperate in an investigation to determine the causes leading to such occurrence, and the actions that may be appropriate to avoid a recurrence of such incident. The Parties shall use commercially reasonable efforts to complete such investigation within four (4) weeks after the incident.

11.3.3 Nature of Reliability Payments. The Parties acknowledge and agree that the terms, conditions and amounts fixed according to Section 11.3.1 for payments to LCC in the event of Minor Reliability Failure Incidents and Major Reliability Failure Incidents are in addition to any other remedies which LCC may have under this Agreement as a result of the facts and circumstances giving rise to such payments. The Parties agree that amounts of such payments to CLI and by CLI are designed to provide CLI with incentives and disincentives to achieve the reliability goals that each of the Parties deems in their interest. Any payments to LCC pursuant to Section 11.3.1 are not and shall not be construed as penalties. The making of such payments shall not prejudice LCC’s rights to pursue, concurrently or at another time, legal action for Damages (other than consequential and other Damages excluded pursuant to Section 21.6) or any other right or remedy provided for in this Agreement.

11.4 Modifications to the CLI Facility. CLI shall be permitted, at any time and in its sole discretion (subject to the immediately following sentence), to make any modifications to the CLI Facility, including any expansions or other capital projects, upon (if such modification is material) prior written notice to LCC describing, in reasonable detail, the proposed modification. All modifications to the CLI Facility shall: (a) comply with Prudent Operator Standards and applicable Legal Requirements; (b) not impair the operations at the Channelview South Complex; (c) not impair CLI’s ability to perform its obligation to supply Steam, Electric Capacity or Electricity to LCC hereunder; and (d) be in support of the production of steam or electricity.

11.5 CLI Scheduled Outages and LCC Turnarounds.

11.5.1 Between sixty (60) and ninety (90) Days before the beginning of each Contract Year, CLI shall propose to LCC, and CLI and LCC shall meet to discuss, the Annual CLI Maintenance Schedule for the upcoming Contract Year and a good faith estimate of the Annual CLI Maintenance Schedules for each of the two Contract Years following the upcoming Contract Year. The Annual CLI Maintenance Schedule will specify: (a) the Days on which the CLI Scheduled Outages will take place, (b) the Electric Capacity and steam production capabilities of the CLI Facility available for operation during each hour of the CLI Scheduled Outages, (c) a description of the cleaning, other maintenance, upgrade or overhaul activities to be performed and the facilities and equipment to be affected by the CLI Scheduled Outages and (d) identification of any CLI Scheduled Adverse Outages. Notwithstanding anything to the contrary, CLI may not schedule (or change the schedule of) or perform any CLI Scheduled Adverse Outages without LCC’s prior written consent, which consent shall not be unreasonably withheld.

11.5.2 Between sixty (60) and ninety (90) Days before the beginning of each Contract Year, LCC shall provide CLI the Annual LCC Maintenance Schedule for the upcoming Contract Year and a good faith estimate of the Annual LCC Maintenance Schedules for each of the two Contract Years following the upcoming Contract Year. The Annual LCC Maintenance Schedule will specify: (a) the Days on which the LCC Scheduled Turnarounds are expected to take place, (b) LCC’s Electricity Supply and LCC’s Steam Supply expected during each hour of the LCC Scheduled Turnarounds and (c) a description of the cleaning, other maintenance, upgrade or overhaul activities expected to be performed and the facilities and equipment expected to be affected by the LCC Scheduled Turnarounds.

11.5.3 Each Party will use commercially reasonable efforts to cooperate with the other Party to schedule its maintenance activities (including any changes to any previously provided schedule of such activities) to coincide with the maintenance activities of the other Party. Each Party will give the other Party reasonable advance notice of any changes (proposed or actual) to a previously provided schedule, which notice shall specify all changes to the matters required to be specified in the Party’s schedule under Section 11.5.1 or Section 11.5.2, as applicable. For the avoidance of doubt, each Party acknowledges, understands and agrees that, except as set forth in the last sentence of Section 11.5.1, the other Party shall have the right to schedule its respective maintenance activities (including changes thereto) in its sole discretion, and that such scheduling will be based on factors and market circumstances that are different from the circumstances taken into consideration by the other Party and its scheduling of the maintenance activities at its own facility.

11.6 Unscheduled CLI Outages and LCC Forced Outage. CLI will notify LCC by telephone as promptly as practicable after each CLI Unscheduled Outage begins, and will provide LCC with an estimate of the duration and scope of each CLI Unscheduled Outage promptly thereafter. CLI will update the estimate on a regular basis to reflect changes in circumstances. LCC will notify CLI by telephone as promptly as practicable after each LCC

Forced Outage begins, and will provide CLI with an estimate of the duration and scope of each LCC Forced Outage promptly thereafter. LCC will update the estimate on a regular basis to reflect changes in circumstances.

11.7 Effect of CLI Outages. Without prejudice to Article XVIII, neither Section 11.5 nor Section 11.5.3 shall limit, otherwise relieve or otherwise affect CLI’s obligation to provide all of LCC’s Steam Supply and LCC’s Electricity Supply on a real-time basis according to this Agreement notwithstanding any CLI Outage.

11.8 Access to CLI Facility. LCC and its representatives shall, at reasonable times, have access to the CLI Facility and the CLI Site to observe and inspect the CLI Facility and the operation and maintenance thereof, provided that LCC provides CLI reasonable advance notice, does not interfere with CLI’s activities and causes all Persons visiting the CLI Facility on its behalf to comply with all of CLI’s applicable safety, health and other rules and requirements. LCC agrees to comply with the foregoing conditions when it visits the CLI Facility.

ARTICLE XII

MEASUREMENT OF BILLING COMMODITIES

12.1 Metering, Testing and Records. Each Party shall own, install, maintain, and operate proper instrumentation for the determination of the quantity and (if applicable) characteristics of Steam, Electricity, Gaseous Waste Fuel, Boiler Feed Water Energy and Boiler NG Energy (the “Billing Commodities”) delivered hereunder to the extent such Billing Commodity is to be metered hereunder at points of metering located (in the case of CLI) at the CLI Site or (in the case of LCC) at the Channelview South Complex (such Party being the “Primary Metering Party”). The Parties shall mutually agree in writing upon the points of metering for each Billing Commodity and upon any changes to such points of metering. Provided it is operated and maintained in a manner that does not interfere with the performance of the Primary Metering Party or its metering instrumentation hereunder, the other Party (such Party being the “Secondary Metering Party”) may install its own instrumentation (“check instrumentation”) for maintaining information on the Billing Commodities being delivered, but, except as otherwise provided in this Agreement, the determination of the quantities and characteristics of such items delivered to and from the Secondary Metering Party shall be made by the Primary Metering Party’s metering instrumentation. Each Party hereto shall have access to the other’s metering instrumentation, check instrumentation and site at reasonable hours upon reasonable prior notice. The reading, calibrating, and adjusting of the instrumentation shall be done only by the Party owning such instrumentation. The Primary Metering Party shall verify or have an independent testing service satisfactory to the Secondary Metering Party and the Primary Metering Party verify the accuracy of its metering instrumentation at least once a quarter (except in the case of Electricity once a year) and shall give the Secondary Metering Party sufficient advance notice of any test of metering instrumentation so that the Secondary Metering Party may witness the test if it desires; however, if no representative of the other Party is present at the time specified, then the test may proceed as scheduled. As hereinabove provided in this Section 12.1, the Secondary Metering Party and the Primary Metering Party shall observe jointly any adjustments to the other’s instrumentation. At any time, either Party may request that the other Party test its metering or check instrumentation, whereupon the other Party promptly shall schedule such a test. The cost of such test shall be borne by the Party requesting the test unless the percentage of error is greater than one percent (1.0%), in which case the cost shall be borne by the Party owning the instrumentation. The records, magnetic tapes, and computer print-outs from the metering and check instrumentation shall remain the property of its owner, but upon request each shall submit to the other copies of its records, magnetic tapes, and computer print-outs, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) Days after receipt thereof, provided that the owner of such records, magnetic tapes, and computer print-outs shall not be required to retain same more than twelve (12) Months from the date same was originally made, unless relevant to a dispute between the parties hereto of which the owner then has notice. If, at any time, either the Primary Metering Party or the Secondary Metering Party observes a variation between the metering instrumentation and the check instrumentation, such Party promptly will notify the other of such variation and both parties will then cooperate to secure an immediate verification of the accuracy of such instruments. Except as otherwise provided in this Section 12.1, all costs pertaining to the metering and check instrumentation shall be at the expense of the Party owning and maintaining such instruments.

12.2 Metering Inaccuracies. If, upon any test, the percentage of inaccuracy of any of the above instruments is found to be less than one percent (1.0%) at the design calibration point of such instrument, previous records of such instrument shall be considered accurate in computing deliveries hereunder, but such instrument shall be adjusted at once to record correctly. If, upon any test, the percentage of error is found to be in excess of one percent (1.0%) at the design calibration point, the instrument shall be adjusted at once to record correctly and a retroactive billing adjustment and corresponding payment or credit by shall be made in the next billing Month for the difference between the percentage of error and one percent (1.0%) back to the date the inaccuracy occurred. If such date is not ascertainable, a retroactive billing adjustment shall be made in the next billing Month for one-half (1/2) of the time elapsed since the date of the previous test.

12.3 Secondary Sources of Determination. If, for any reason, a Party’s metering instrumentation is out of service so that the quantities and characteristics of the commodity being metered cannot be ascertained or computed, the quantities and characteristics of any such item delivered during the period such instrumentation is out of service shall be estimated by the Primary Metering Party on the basis of the best data available, starting in order of priority with:

(a) the Secondary Metering Party’s check instrumentation, if installed, calibrated, and accurately registering;

(b) by correcting the error if the percentage of error is ascertainable by calibration, tests, or mathematical calculation after the instrumentation is returned to service; or

(c) by estimating the quantities and characteristics of the commodity being metered during the periods under similar conditions when the metering instrumentation was accurately operating provided, however, that if the Secondary Metering Party does not agree with the Primary Metering Party’s estimate and, if the Parties are unable to reach such agreement, such disagreement shall be finally and exclusively resolved by the Expert pursuant to Section 29.1.

ARTICLE XIII

GASEOUS WASTE FUEL

13.1 Gaseous Waste Fuel Piping Systems.

13.1.1 CLI Gaseous Waste Fuel Piping Systems. Upon notice by LCC to CLI according to Section 13.1.2, CLI shall design, engineer, procure, construct and install the CLI Gaseous Waste Fuel Piping Systems in a manner consistent with Prudent Operator Standards and applicable Legal Requirements so that they are capable of meeting the Gaseous Waste Fuel Piping Systems Commercial Operation Conditions by a date that is three hundred and sixty-five (365) Days after the receipt by CLI of the notice under Section 13.1.2. CLI shall cause the CLI Gaseous Waste Fuel Piping Systems to interconnect with the LCC Gaseous Waste Fuel Piping Systems at the point determined according to Section 13.1.3.

13.1.2 LCC Gaseous Waste Fuel Piping Systems. LCC is evaluating the commercial viability of the Gaseous Waste Fuel Piping Systems. If it determines in its sole discretion that the Gaseous Waste Fuel Piping Systems are commercially viable, then it will provide a notice to CLI of such a conclusion. Upon the furnishing of such a notice, LCC shall design, engineer, procure, construct and install the LCC Gaseous Waste Fuel Piping Systems in a manner consistent with Prudent Operator Standards and applicable Legal Requirements so that they are capable of meeting the Gaseous Waste Fuel Piping Systems Commercial Operation Conditions. LCC shall cause the LCC Gaseous Waste Fuel Piping Systems to interconnect with the CLI Gaseous Waste Fuel Piping Systems at the point determined according to Section 13.1.3. LCC shall cause the LCC Gaseous Waste Fuel Piping Systems to be completed by a date that is three hundred and sixty-five (365) Days after the receipt by CLI of the notice under Section 13.1.1. CLI and LCC shall mutually agree on the final engineering design and the timing of the initial delivery of any Gaseous Waste Fuel to CLI through the Gaseous Waste Fuel Piping Systems, whether for purposes of start-up, testing or otherwise.

13.1.3 Coordination. Each Party shall provide the other Party with any information that the first Party may have that is reasonably required by the other Party in designing, engineering, procuring, constructing or installing its portion of the Gaseous Waste Fuel Piping Systems or in procuring any Permit required to transport, deliver, transfer, receive or burn Gaseous Waste Fuel. CLI and LCC shall mutually agree on the final engineering design (to the extent required to ensure compatibility between the CLI Gaseous Waste Fuel Piping Systems and the LCC Gaseous Waste Fuel Piping Systems) of, and the timing of the initial delivery of any steam to LCC through, the Gaseous Waste Fuel Piping Systems, whether for purposes of start-up, testing or otherwise. CLI and LCC shall mutually agree when the Gaseous Waste Fuel Piping Systems Commercial Operation Date has occurred.

13.2 Gaseous Waste Fuel Deliveries. From and after the date mutually agreed by the Parties for initial delivery of Gaseous Waste Fuel, CLI shall receive all Gaseous Waste Fuel delivered by LCC to the Gaseous Waste Fuel Point of Delivery from time to time. Notwithstanding anything to the contrary, CLI acknowledges, understands and agrees that LCC shall provide Gaseous Waste Fuel to CLI in LCC’s sole discretion and that the unavailability of Gaseous Waste Fuel shall not limit or otherwise relieve CLI’s obligation to provide all of LCC’s Steam Supply and LCC’s Electricity Supply on a real-time basis according to this Agreement.

13.3 Gaseous Waste Title. LCC shall have title to, risk of loss for, and full responsibility for all Gaseous Waste Fuel unless and until passed to CLI according to the immediately following sentence. Title to, risk of loss for, and full responsibility for all Gaseous Waste Fuel delivered to CLI shall pass to CLI at the Gaseous Waste Fuel Point of Delivery.

13.4 Gaseous Waste Fuel Contingent Steam Adder. If a Gaseous Waste Fuel Event shall occur during any hour, then the Steam Adder for all Steam Sales during such hour to which the Steam Adder applies shall be increased by the amount of the Gaseous Waste Fuel Contingent Steam Adder, provided CLI shall have complied with its obligation under Section 13.1.1 and, if LCC has given notice to CLI according to Section 13.1.2, the Gaseous Waste Fuel Piping Systems Commercial Operation Date shall have occurred within three hundred sixty five (365) Days after such notice.

13.5 SUITABILITY OF GASEOUS WASTE FUEL. CLI IS SOLELY RESPONSIBLE FOR DETERMINING THE SUITABILITY OF GASEOUS WASTE FUEL DELIVERED UNDER THIS AGREEMENT. CLI ACKNOWLEDGES THAT THERE ARE HAZARDS ASSOCIATED WITH THE RECEIPT, TRANSPORTATION, STORAGE AND USE OF GASEOUS WASTE FUEL, THAT CLI UNDERSTANDS THE HAZARDS AND THAT IT IS CLI’S RESPONSIBILITY TO WARN AND PROTECT ITS EMPLOYEES AND OTHERS EXPOSED TO THESE HAZARDS.

ARTICLE XIV

BILLING AND PAYMENT

14.1 Payments. Payments required to be made pursuant to this Agreement shall be discharged according to Section 7.4.3, this Article XIV or Section 2.2 of Exhibit I. Each Party shall pay all amounts owed by it pursuant to this Agreement in US dollars by wire transfer in immediately available funds to the account of the payee Party. If CLI and LCC each owe an amount on a Statement, then the Parties shall satisfy their payment obligations through netting pursuant to Section 14.3, in which case, subject to Section 14.4, the Party owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed. The net payment shall be made no later than the 15th Day after receipt of the Statement. If the payment due date is a Day other than a Business Day, the payment will be due on the next Business Day.

14.2 Statements. On or before the fifth (5th) Business Day after the end of each Month, LCC will deliver to CLI a statement with reasonable back-up documentation detailing the quantities of the LCC Natural Gas Deliveries and the Billing Commodities for which LCC is the Primary Metering Party that were delivered at their respective Points of Delivery during such Month. On or before the tenth (10th) Business Day after the end of each Month, CLI will deliver to LCC a statement with reasonable back-up documentation (a “Statement”) detailing (a) any payments required to be made to CLI pursuant to Article V and VI in respect of such Month and (b) any other amounts owed by either Party under this Agreement (including those owed by CLI in connection with the LCC Natural Gas Deliveries and the Billing Commodities for which LCC is the Primary Metering Party, provided that LCC has delivered to CLI the statement required by the preceding sentence) other than Section 7.4.3 and Section 2.2 of Exhibit I, the Services Agreement or the Amended and Restated Lease and Easement Agreement.

14.3 Netting; Set-Off. So long as the Parties have amounts due and owing to each other pursuant to this Agreement (other than Section 7.4.3 and Section 2.2 of Exhibit I), the Services Agreement or the Amended and Restated Lease and Easement Agreement, then each Party shall net against any amounts it owes pursuant to any of such agreements (including by set-off, offset, combination of accounts, deduction, retention, counterclaim, recoupment or withholding across or within each or all of such agreements) any amounts then due and owing to it pursuant to any of such agreements, which netting shall be shown in full in each Statement with reasonable back-up documentation detailing any netted payment. The netting provided herein is in addition to but without duplication of, and not in limitation of, any other right or remedy available to such Party (including any right of setoff, offset, combination of accounts, deduction, counterclaim, retention, recoupment or withholding), whether arising under this Agreement, the Services Agreement, the Amended and Restated Lease and Easement Agreement, any credit support document, or any other agreement, under applicable Legal Requirements, in equity, or otherwise.

14.4 Disputed Amounts. If (a) a Party disputes the correctness of a Statement or payment under Section 7.4.3 (including as a result of omission of an amount owed by either Party) or (b) sufficient information was not received to enable the receiving Party to determine the accuracy of all or part of the Statement or payment under Section 7.4.3, it will nevertheless pay the undisputed portion of the Statement or payment under Section 7.4.3 (meaning the amount that would be payable if the dispute were resolved in its favor), but, without prejudice to Section 14.5, need not pay the disputed portion, and will notify the other Party of the basis for the dispute as soon as practicable after becoming aware of the basis for the dispute. For the avoidance of doubt, payment upon any Statement or under Section 7.4.3 shall not prejudice the right of either Party to question the propriety of any amounts thereon or omitted therefrom.

14.5 Interest on Past Due Amounts. Any amounts pursuant to this Agreement that are not paid when due (and any overpayments), including any amounts in dispute, shall bear interest, accrued daily from the due date until the date of payment (or from the date of payment until the date of refund in the case of overpayments), at the rate per annum equal to the lesser of (i) the prime rate of interest as reported in The Money Rates table of The Wall Street Journal from time to time in effect and (ii) the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum nonusurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received under applicable Legal Requirements.

14.6 Maintenance of Records and Audit Rights.

14.6.1 Maintenance of Records. Each Party shall create the records reasonably necessary to substantiate all Statements and payments pursuant to, and in compliance with, this Agreement. Each Party shall keep and maintain such records, and any other records relating to transactions under and administration of this Agreement otherwise created by such Party, from the Execution Date until the end of the Term and for four (4) years following the end of the Term; provided, however, that a Party shall not be required to maintain such records for a period longer than ten (10) years from the calendar year in which such record was created and a Party shall be entitled to implement appropriate records retention policies of a shorter duration, subject to the consent of the other Party, such consent not to be unreasonably withheld. In the event a Party intends to no longer maintain any records within the scope of this Section 14.6.1, it shall first notify the other Party and give the other Party reasonable opportunity to copy such records.

14.6.2 Audit Rights. From the Execution Date until the end of the Term and for a period of four (4) years after the end of the Term, each Party and its third-party or other representatives shall have the right, at its expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any Statement or payment made pursuant to, or in compliance with, this Agreement. Each Party shall provide or cause to be provided all information that the other Party may reasonably request to substantiate all Statements and payments pursuant to, and in compliance with, this Agreement.

14.6.3 Survival. This Section 14.6 shall survive the termination or expiration of the Agreement.

ARTICLE XV

TAX MATTERS

15.1 Allocation of Tax Responsibility. CLI shall be solely responsible for any use, property, income, or other taxes (including sales taxes not allocated to LCC by the next succeeding sentences) relating to the CLI Facility or its components or appurtenances. LCC shall be solely responsible for any sales, use, property, income, or other taxes relating to the LCC Facility. In addition, LCC will be responsible for that portion of any excise, sales, occupation, use, state utility, or other similar tax (excluding any ad valorem tax or other tax on income or profit) imposed upon CLI or LCC and paid by CLI from time to time that is directly attributable to the generation or sale to LCC of Steam or Electricity hereunder. Each Party shall furnish the other Party with satisfactory exemption certificates when exemption from any such tax is claimed.

15.2 Tax Contests. LCC or CLI, as the case may be, may contest, in good faith, by appropriate legal proceedings, at its own expense, the validity, applicability, or amount of any tax or charge for which it is responsible pursuant to Section 15.1 or that is otherwise levied or assessed against it. The Party contesting the tax or assessment (the “contesting Party”), after notifying the other Party hereto (the “Noncontesting Party”), in writing of such tax contest, may contest the same in its own name or, with the consent of the Noncontesting Party (which consent shall not be unreasonably withheld), in the name of such Noncontesting Party, and the Noncontesting Party agrees to cooperate in such contest; provided, however, that no such contest shall subject the Noncontesting Party to any possible liabilities, costs, or criminal penalties. Notwithstanding anything to the contrary in this Agreement, the nonpayment of taxes in connection with a tax contest as described herein shall not be deemed a default hereunder until the final determination in such contest and the expiration of any due date therein established.

ARTICLE XVI

NATURAL GAS DELIVERIES

During the Term, LCC shall contract for and cause to be delivered to CLI and CLI shall purchase and receive on a firm basis, the LCC Natural Gas Deliveries, in accordance with the provisions of Exhibit I.

ARTICLE XVII

EMISSIONS CREDITS

Title to and exclusive dominion over all environmental or emissions allowances, offsets, credits, and other entitlements attributable to, or purchased from third parties in connection with, the construction or operation of the CLI Facility shall reside with CLI, and LCC shall have and assert no Claim or right to such allowances, offsets, credits, or other entitlements. Similarly, title to and exclusive dominion over all environmental or emissions allowances, offsets, credits, and other entitlements attributable to, or purchased from third parties in connection with, the construction or operation of the Channelview South Complex shall reside with LCC, and CLI shall have and assert no Claim or right to such allowances, offsets, credits, or other entitlements.

ARTICLE XVIII

FORCE MAJEURE

18.1 Definition. “Force Majeure” means any cause or event beyond the reasonable control of the claiming Party and not due to the fault or negligence of the claiming Party that, despite diligent efforts to avoid or overcome, prevents the claiming Party from performing its obligations under this Agreement. Force Majeure shall not include: (a) CLI’s ability to sell Other CLI Services at a price greater than the applicable price for Electricity or Steam set forth herein or any similar economic considerations or changes in market conditions; (b) late delivery or non-delivery of machinery, equipment, spare parts or consumables for the CLI Facility or LCC Facility, except to the extent resulting from a cause or event described in the first sentence of this Section 18.1; or (c) failure of contractors, suppliers or customers to comply with performance requirements of their contracts, except to the extent such contractors, suppliers or customers, if they were a party hereto, would be able to claim Force Majeure for the same. The settlement of strikes or lockouts shall be entirely within the discretion of the Party claiming a Force Majeure, and neither Party shall be required to settle strikes or lockouts or accede to the demands of opposing parties when such course is not advisable in the discretion of the Party claiming a Force Majeure.

18.2 Invocation and Effect of Force Majeure. If either Party is unable to perform, wholly or in part, any of its obligations under this Agreement because of Force Majeure, such Party will be excused from such performance to the extent such inability is due to Force Majeure, provided that (a) the non-performing Party shall give the other Party notice as promptly as practicable specifying the details of the Force Majeure, (b) if the effects of the Force Majeure continue for more than thirty (30) Days, the non-performing Party shall give the other Party notice every thirty (30) Days detailing the status of its efforts to resume performance and the estimated date thereof, (c) the excuse of performance shall be of no greater scope and of no longer duration than reasonably required by the Force Majeure, (d) the non-performing Party proceeds diligently to remedy its inability to perform and (e) when the non-performing Party is able to resume performance, it gives the other Party notice to that effect. For the avoidance of doubt, if the non-performing Party fails to give timely notice as required by clauses (a) and (b) of the immediately preceding sentence, (x) in the case of clause (a) the excuse for its non-performance shall not begin or, (y) in the case of clause (b), the excuse for its nonperformance shall be discontinued, in each case until it has given notice.

18.3 Termination for Extended Force Majeure. If a Party is excused from performance under this Agreement because of Force Majeure for one hundred and eighty (180) consecutive Days or more (without considering any cessation in the time period excused from performance arising from the failure to give notice pursuant to clause (b) in Section 18.2 above), then either Party shall have the right to terminate this Agreement upon prior written notice thereof to the other; provided, however, that such one hundred and eighty (180) Day period shall be extended for so long as the Party excused from performance is diligently pursuing a cure up to an additional one hundred and eighty (180) Days (so that the cumulative cure period may be no longer than three hundred and sixty (360) Days) if the Party excused from performance has, during such initial one hundred and eighty (180) Day period, diligently pursued, and continues to diligently pursue, a cure and reasonably believes it will resume performance within such cure period. In the event of a termination pursuant to this Section 18.3, neither Party shall have any obligation or liability arising out of such termination (but, for the avoidance of doubt, without prejudice to Section 32.5 in respect of undischarged liabilities in respect of the period prior to such termination).

ARTICLE XIX

LCC STEAM PRODUCTION STEP-IN RIGHT

19.1 Scope of Step-In Right. Upon the occurrence of a CLI Steam Production Failure, LCC shall have the right (directly or through a nominee) (the “LCC Step-In Right”), but not the obligation, to control and issue dispatch and other operational directions for the CLI Facility (“Operational Control”) until such time as CLI is entitled to resume Operational Control pursuant to Section 19.4. LCC’s exercise of the LCC Step-In Right shall (a) give first priority to LCC’s Priority Supply Rights; (b) subject to LCC’s Priority Supply Right, include commercially reasonable efforts to maintain CLI’s provision of such Other CLI Services to the extent LCC is informed thereof pursuant to Section 19.2; and (c) be in accordance with applicable Legal Requirements and Prudent Operator Standards, but excluding any economic, efficiency or similar considerations that may be part of Prudent Operator Standards (the standards set forth in this sentence hereinafter being the “Step-In Standards”). During any period that LCC is exercising the LCC Step-In Right, CLI shall follow LCC’s Operational Control. If CLI does not, LCC shall be entitled as part of the LCC Step-In Right to replace CLI’s personnel to the extent required to cause its LCC’s Operational Control to be followed. CLI shall not grant to any Person any right to possess, assume control of, operate or maintain the CLI Facility that is equal to (except pursuant to a financing permitted by Article XXVII) or superior to LCC’s Step-In Right. Prior to engaging an operator for the CLI Facility other than CLI, CLI shall cause such operator to execute and deliver to LCC an agreement in favor of LCC acknowledging and agreeing to comply with LCC’s Step-In Right.

19.2 LCC Access Rights. LCC shall give CLI five (5) Business Days notice in advance of its contemplated exercise of the LCC Step-In Right and, upon such notice, CLI shall grant LCC, its employees, contractors, or designated third parties such access rights to the CLI Facility, including the CLI Site, as are required for LCC’s exercise of the LCC Step-In Right; provided that any such access rights shall be in accordance with all of CLI’s applicable safety, health and other similar rules and requirements. No later than two (2) Business Days after its receipt of the foregoing notice, CLI shall inform LCC about the requirements and status of Other CLI Electricity Services.

19.3 Continuing LCC Payment Obligations. During any period that LCC is exercising the LCC Step-In Right, LCC shall nonetheless remain liable for all of its payment obligations hereunder during such period; provided that, without limiting the second paragraph of Section 19.5 or Section 14.1 and 14.3, LCC shall be entitled to reimbursement of, and offset against the amounts of such payment obligations, any reasonable and documented expenses that LCC incurs arising out of or relating to its exercise of the LCC Step-In Right.

19.4 Resumption of CLI Steam Production and Dispatch Control. CLI shall resume Operational Control on the earlier to occur of: (a) the date indicated in a written notice by LCC to CLI indicating that on such date LCC intends to return Operational Control to CLI; provided that such date shall be no earlier than two (2) Business Days after the date of such notice; and (b) such time as CLI has remedied the factors which resulted in the CLI Steam Production Failure and will therefore be able to thereafter comply with its obligations to deliver Steam under this Agreement.

19.5 INDEMNITY; THIRD PARTY LIABILITY. LCC SHALL ONLY BE LIABLE FOR AND SHALL ONLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF OR RELATING TO LCC’S EXERCISE OF THE LCC STEP-IN RIGHT (BUT, FOR THE AVOIDANCE OF DOUBT, EXCLUDING (I) DAMAGES ARISING OUT OF OR RELATING TO ARRANGEMENTS WITH RECIPIENTS OR PURCHASERS OF OTHER CLI SERVICES AND OTHER CONTRACTS AND OTHER ARRANGEMENTS AND (II) OTHER DAMAGES EXCLUDED BY SECTION 21.6) TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT SUCH DAMAGES ARISE OUT OF LCC’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT APPLY: (A) WITH RESPECT TO DAMAGES ADDRESSED IN SECTION 21.1; OR (B) WITH RESPECT TO DAMAGES TO THE EXTENT ARISING FROM THE MATERIAL VIOLATION BY LCC OF STEP-IN STANDARDS OCCURRING UPON ACTIONS TAKEN BY CLI PERSONNEL OR OTHERS ACTING ON ITS BEHALF (A “CLI ACTOR”) IN COMPLIANCE WITH DIRECTIONS ISSUED BY LCC PERSONNEL OR THOSE ACTING ON ITS BEHALF (AN “LCC ACTOR”) NOTWITHSTANDING THE FACT THAT THE CLI ACTOR ADVISED THE LCC ACTOR (WITH SUFFICIENT TIME TO ALLOW THE LCC ACTOR TO REASONABLY CONSIDER THE ADVICE PRIOR TO IMPLEMENTING ACTION) (1) THAT THE DIRECTIONS WOULD RESULT IN A MATERIAL VIOLATION OF THE STEP-IN STANDARDS, AND (2) WITH RESPECT TO MAINTAINING OTHER CLI ELECTRICITY SERVICES, OF OTHER DIRECTIONS THAT COULD BE GIVEN THAT WOULD NOT VIOLATE THE STEP-IN STANDARDS AND WOULD STILL RESULT IN COMPLIANCE WITH THE LCC’S PRIORITY SUPPLY RIGHT; IN SUCH CASE, LCC WOULD INDEMNIFY AND HOLD CLI HARMLESS FROM DAMAGES TO THE EXTENT ARISING FROM THE MATERIAL VIOLATION OF THE STEP-IN STANDARDS.

EXCEPT TO THE EXTENT THAT LCC IS RESPONSIBLE THEREFOR IN ACCORDANCE WITH THE PROVISIONS OF THE PRECEDING PROVISIONS OF THIS SECTION 19.5, CLI SHALL REMAIN LIABLE FOR AND SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF OR RELATING TO LCC’S EXERCISE OF THE LCC STEP-IN RIGHT (INCLUDING DAMAGES ARISING OUT OF OR RELATING TO ARRANGEMENTS WITH RECIPIENTS OR PURCHASERS OF OTHER CLI SERVICES AND OTHER CONTRACTS AND OTHER ARRANGEMENTS); PROVIDED, HOWEVER, THE PROVISIONS OF THIS SENTENCE SHALL NOT APPLY WITH RESPECT TO DAMAGES ADDRESSED IN SECTION 21.1.

ARTICLE XX

EVENTS OF DEFAULT, REMEDIES

20.1 Events of Default. There shall be deemed to have occurred an event of default (an “Event of Default”) with respect to a Party (the “Defaulting Party”) upon the occurrence and during the continuance of any of the following events:

20.1.1 the Defaulting Party (or in the case of CLI, the CLI Guarantor) fails to pay any undisputed amount, comply with Article XXIII or provide Credit Support pursuant to Section 2.5 of Exhibit I when due pursuant to this Agreement (or, in the case of the CLI Guarantor, the CLI Guaranty) and such failure is not cured within three (3) Business Days after receiving notice of such failure from the non-Defaulting Party;

20.1.2 CLI fails to maintain LCC’s Priority Supply Right and such failure is not cured with three (3) Days after receiving notice of such failure from LCC;

20.1.3 the Defaulting Party (or in the case of CLI, the CLI Guarantor) fails to perform any obligation (other than those specifically addressed in Sections 20.1.1 and 20.1.2) under this Agreement (or, in the case of the CLI Guarantor, the CLI Guaranty) and such failure is material and not cured within twenty (20) Days after receiving notice of such failure from the non-Defaulting Party; provided, however, if such default is capable of being cured and the Defaulting Party is diligently seeking to cure such default, then such period of twenty (20) Days shall be extended for such time as is necessary to cure such default up to an additional period of twenty (20) Days (so that the cumulative cure period may be no longer than forty (40) Days);

20.1.4 the Current Steam and Power Sales Agreement is terminated as a result of a default by the Defaulting Party thereunder;

20.1.5 any representation or warranty made by the Defaulting Party in this Agreement was untrue when made, and such misrepresentation is material and not cured within twenty (20) Days after receiving notice of such misrepresentation from the non-Defaulting Party;

20.1.6 Either Party (or in the case of CLI, the CLI Guarantor) consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement (or, in the case of the CLI Guarantor, the CLI Guaranty) to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party;

20.1.7 the Defaulting Party (or in the case of CLI, the CLI Guarantor) experiences a Bankruptcy Event; or

20.1.8 the Amended and Restated Lease and Easement Agreement is early terminated as a result of a default by the Defaulting Party thereunder.

20.2 Remedies. Upon the occurrence and during the continuation of any Event of Default, the non-Defaulting Party shall have the right to:

20.2.1 terminate this Agreement, provided that, in the case of an Event of Default pursuant to Section 20.1.8, this Agreement shall (for the avoidance of doubt, without prejudice to Section 20.4 with respect to liabilities arising out of such termination) automatically terminate;

20.2.2 suspend performance of its obligations hereunder;

20.2.3 seek specific performance of the obligations of the Defaulting Party hereunder;

20.2.4 offset any amounts the non-Defaulting Party owes to the Defaulting Party with any amounts due and owing by the Defaulting Party to the non-Defaulting Party in accordance with Section 14.3; and/or

20.2.5 pursue legal action for damages (subject, for the avoidance of doubt, to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement).

20.3 Working Capital Maintenance. LCC may in its sole discretion, but is not obligated to, advance funds to CLI (which CLI shall accept) in order to keep a Bankruptcy Event of CLI from occurring. Such advance may be in the form of prepaid LCC’s Electricity Supply or LCC’s Steam Supply or a loan to or equity interest in CLI, in each case upon commercially reasonable terms as determined by LCC in its reasonable discretion. Unless such advance is in the form of an equity interest in CLI, LCC shall have the right to be reimbursed under the CLI Guaranty upon demand for any funds so advanced for such purpose.

20.4 Remedies Cumulative. Subject, for the avoidance of doubt, to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement, each right or remedy of the Parties provided for in this Agreement shall be cumulative of and shall be in addition to every other right or remedy provided for in this Agreement (including those set forth in Section 20.2) or available at law or in equity, and the exercise, or the beginning of the exercise, by a Party of any one or more of any such rights or remedies shall not preclude the simultaneous or later exercise by such Party of any or all other of such rights or remedies.

20.5 Cross Termination Right with Services Agreement. In the event that the Services Agreement terminates as a result of a default thereunder by one of the Parties, the other Party shall have the right to terminate this Agreement upon written notice to the other. In the event of a termination pursuant to this Section 20.5, neither Party shall have any obligation or liability arising out of such termination (but, for the avoidance of doubt, without prejudice to Section 32.5 in respect of undischarged liabilities in respect of the period prior to such termination).

ARTICLE XXI

INDEMNITIES, INSURANCE, LIABILITY AND REMEDIES

21.1 “Knock-for-Knock” Indemnities. Except for Damages addressed in Section 11.11 of the Services Agreement:

21.1.1 LCC’s “Knock-for-Knock” Indemnity. LCC SHALL FULLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT ARISING FROM INJURY TO OR ILLNESS OR DEATH OF ANY EMPLOYEE OR AGENT OF ANY MEMBER OF THE LCC GROUP OR FROM ANY LOSS OF OR DAMAGE TO ANY PROPERTY OF ANY MEMBER OF THE LCC GROUP, EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE CLI GROUP.

21.1.2 CLI’s “Knock-for-Knock” Indemnity. CLI SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT ARISING FROM INJURY TO OR ILLNESS OR DEATH OF ANY EMPLOYEE OR AGENT OF ANY MEMBER OF THE CLI GROUP OR FROM ANY LOSS OF OR DAMAGE TO ANY PROPERTY OF ANY MEMBER OF THE CLI GROUP, EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE LCC GROUP.

21.2 General Indemnities. Except for Damages addressed in Section 11.11 of the Services Agreement or Sections 19.5 or 21.1 of this Agreement:

21.2.1 Indemnity By CLI. CLI SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT

(A) ARISING FROM THE DEVELOPMENT, CONSTRUCTION, OWNERSHIP, OPERATION OR MAINTENANCE OF THE CLI FACILITY, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.2(B) OR 21.2.2(C),

(B) CAUSED OR CONTRIBUTED TO BY

(I) THE NEGLIGENCE OF THE CLI GROUP (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.2(C) OR SECTION 21.2.2(D)),

(II) GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE CLI GROUP OR

(III) CLI’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.2(C)),

(C) RELATING TO ELECTRICITY, STEAM, GASEOUS WASTE FUEL OR LCC NATURAL GAS DELIVERIES DURING THE PERIOD THAT CLI HAS FULL RESPONSIBILITY FOR IT ACCORDING TO SECTIONS 5.5.2, 6.6.2, AND 13.3 AND SECTION 1.4 OF EXHIBIT I, RESPECTIVELY OR TO ELECTRICITY IMBALANCE CHARGES OR TO ANY QUALIFIED OPERATING AGREEMENT, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.2(B)(II), OR

(D) RELATING (I) TO TAXES FOR WHICH CLI IS RESPONSIBLE ACCORDING TO ARTICLE XV OR GAS IMBALANCE CHARGES FOR WHICH CLI IS RESPONSIBLE ACCORDING TO EXHIBIT I or (ii) to the extent exceeding the cost of Electricity or Steam hereunder, to Alternative Electricity Arrangements or Alternative Steam Arrangements (other than those Alternative Electricity Arrangements or Alternative Steam Arrangements within the scope of the last sentence of Section 5.7 or Section 6.4.2, respectively), except Damages that are within the scope of Section 21.2.2(b)(ii) or 21.2.2(b)(iii).

21.2.2 INDEMNITY BY LCC. LCC SHALL FULLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT

(A) ARISING FROM THE DEVELOPMENT, CONSTRUCTION, OWNERSHIP, OPERATION OR MAINTENANCE OF THE LCC FACILITY, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.1(B) OR 21.2.1(C),

(B) CAUSED OR CONTRIBUTED TO BY

(I) THE NEGLIGENCE OF THE LCC GROUP (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.1(C) OR SECTION 21.2.1(D)),

(II) THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE LCC GROUP OR

(III) LCC’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.1(C)),

(C) RELATING TO ELECTRICITY, STEAM, GASEOUS WASTE FUEL OR LCC NATURAL GAS DELIVERIES DURING THE PERIOD THAT LCC HAS FULL RESPONSIBILITY FOR IT ACCORDING TO SECTIONS 5.5.2, 6.6.2, AND 13.3 AND SECTION 1.4 OF EXHIBIT I, RESPECTIVELY, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.1(B)(II), OR

(D) RELATING TO TAXES FOR WHICH LCC IS RESPONSIBLE ACCORDING TO ARTICLE XV OR GAS IMBALANCE CHARGES FOR WHICH LCC IS RESPONSIBLE ACCORDING TO EXHIBIT I, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 21.2.1(B)(II) OR 21.2.1(B)(III).

21.3 Indemnification Procedures.

21.3.1 In order for a Person (the “Indemnified Person”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, such Indemnified Person must notify the indemnifying Party (the “Indemnifying Person”) in writing (including copies of all papers served or delivered with respect to such Claim) of the Third Party Claim promptly following receipt by such Indemnified Person of written notice of the Third Party Claim, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Person’s request for indemnification hereunder; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

21.3.2 If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person, provided that such counsel is not reasonably objected to by the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person shall diligently defend such Third Party Claim and shall not be liable to the Indemnified Person for any legal expenses incurred by the Indemnified Person after such assumption by the Indemnifying Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend a Third Party Claim, the Indemnified Person shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Provided the Indemnifying Person elects to defend the Third Party Claim and is diligently defending or settling such Claim, the Indemnified Person shall not assert in any such proceedings or otherwise any Claim (including counterclaim or cross-claim) against the Indemnifying Person or its Affiliates for indemnification or otherwise until the Third Party Claim is resolved by final judgment or settlement and any related Claims of the Indemnifying Party and its Affiliates against its insurers or other Persons (except the Parties and their Affiliates) for payment or reimbursement of all or part of the costs of the Third Party Claim and resulting Damages are finally resolved by judgment or settlement. Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, unless required under applicable Legal Requirements, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the liability and be responsible for all obligations in connection with such Third Party Claim, which releases the Indemnified Person completely in connection with such Third Party Claim; provided that such release shall in form and substance reasonably acceptable to Indemnified Person. Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Person in defending such Third Party Claim) if the Third Party Claim seeks and has a reasonable prospect of obtaining an order, injunction or other equitable relief against the Indemnified Person that the Indemnified Person reasonably determines, after conferring with its outside counsel, cannot be separated from any related Claim for money Damages. If such equitable relief portion of the Third Party Claim can be so separated from that for money Damages, the Indemnifying Person shall be entitled to assume the defense of the portion relating to money Damages.

21.3.3 After it has been determined, by acknowledgment, agreement or dispute resolution provided for herein, that the Indemnifying Person is liable to the Indemnified Person under this Section 21.3.3, the Indemnifying Person shall pay or cause to be paid to the Indemnified Person the amount of the Damage within 10 Business Days of delivery of a notice reasonably itemizing the amount of the Damage.

21.3.4 The indemnities contained in Article XXI shall survive the termination and liquidation of the Indemnifying Person.

21.3.5 Subject to this Article XXI, in the event of any payment by or on behalf of the Indemnifying Person to an Indemnified Person in connection with any Damage, the Indemnifying Person shall be subrogated to and shall stand in the place of the Indemnified Person as to any events or circumstances in respect of which the Indemnified Person may have any right or Claim against any Person (except the Parties and their Affiliates) relating to such event or indemnification. The Indemnified Person shall cooperate with the Indemnifying Person (or such guarantor) in any reasonable manner in prosecuting any subrogated Claim.

21.3.6 In the event any Indemnified Person should have a Claim against any Indemnifying Person under Article XXI that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Person, the Indemnified Person shall deliver written notice of such Claim with reasonable promptness to the Indemnifying Person which notice shall describe in reasonable detail the nature of the Claim, an estimate of the amount of Damages attributable to such Claim to the extent feasible and the basis of the Indemnified Person’s request for indemnification hereunder. The failure by any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability that it may have to such Indemnified Person under Article XXI, except to the extent that the Indemnifying Person demonstrates that it has been actually prejudiced by such failure (except that the Indemnifying Person shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). If the Indemnifying Person disputes its liability with respect to such Claim, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with the dispute resolution procedures provided for herein.

21.3.7 Each Party (the employer Party) shall, after consultation with the other Party, control the court proceedings relating to any Claims made by an employee of the employer Party (“Employee Claim”) against any Person in either Party’s Group (whether CLI’s Group or LCC’s Group). After the conclusion of any such proceeding, the employer Party may then seek to determine the extent to which it may be indemnified under Article XXI.

21.4 INSURANCE AND WAIVER OF SUBROGATION. DURING THE TERM EACH PARTY, AT ITS SOLE COST AND EXPENSE, SHALL PROCURE AND MAINTAIN, IN FULL FORCE AND EFFECT THE PROJECT INSURANCE WITH THE MINIMUM COVERAGES, LEVELS, LIMITS AND CONDITIONS SET FORTH IN Exhibit E. THE INDEMNITY PROVISIONS SET FORTH IN THIS AGREEMENT SHALL NOT BE CONSTRUED TO RELIEVE ANY INSURER OF ITS OBLIGATION TO PAY CLAIMS CONSISTENT WITH THE PROVISIONS OF A VALID INSURANCE POLICY. TO PREVENT DOUBLE RECOVERY FOR A CLAIM, THE INDEMNIFIED PERSON WILL REIMBURSE THE INDEMNIFYING PARTY FOR PAYMENTS OR COSTS INCURRED IN AN INDEMNITY CLAIM WITH THE PROCEEDS OF ANY JUDGMENT, INSURANCE, BOND, SURETY OR OTHER RECOVERY BY THE INDEMNIFIED PERSON FOR THE INDEMNIFIED CLAIM. EACH PARTY WILL CAUSE ITS RESPECTIVE INSURERS TO WAIVE ALL EXPRESS AND IMPLIED RIGHTS OF SUBROGATION AGAINST THE OTHER PARTY AND THE OTHER PARTY’S GROUP TO THE EXTENT AND SCOPE OF LIABILITIES ASSUMED UNDER THIS AGREEMENT.

21.5 EXPRESS NEGLIGENCE. THE INDEMNITIES, THE RELEASES AND THE WAIVERS, ALLOCATIONS AND DISCLAIMERS OF, AND LIMITATIONS ON, LIABILITY OR REMEDIES OR RECOURSE SET FORTH IN THIS AGREEMENT SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, APPLY NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OR WILLFUL MISCONDUCT OF THE PERSON THAT IS THE BENEFICIARY THEREOF OR WHETHER DAMAGES ARE ASSERTED IN CONTRACT, IN TORT, IN WARRANTY, BY STATUTE OR OTHERWISE.

21.6 CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY OR ITS GROUP SHALL BE LIABLE UNDER, OR WITH RESPECT TO THE SUBJECT MATTER OF, THIS AGREEMENT OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, TREBLE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS (EXCEPT TO THE EXTENT THAT ANY DIRECT, ACTUAL DAMAGES INCLUDE AN ELEMENT OF PROFIT); PROVIDED, HOWEVER, THAT THIS SENTENCE SHALL NOT APPLY TO PAYMENTS PURSUANT TO SECTION 11.3.1 OR SECTION 21.2.1(D)(II) OR TO DAMAGES IN RESPECT OF WHICH, BUT FOR THIS SENTENCE, THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT WOULD APPLY TO THE EXTENT THAT THE INDEMNIFYING PARTY WOULD RECEIVE INSURANCE PROCEEDS IN RESPECT OF SUCH CLAIM FOR INDEMNIFICATION.

21.7 WARRANTY DISCLAIMERS. EACH PARTY ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT IT HAS ENTERED INTO THIS AGREEMENT AND WILL BE RECEIVING (IN THE CASE OF LCC) ELECTRICITY AND STEAM AND (IN THE CASE OF CLI) GASEOUS WASTE FUEL AND LCC NATURAL GAS DELIVERIES BASED SOLELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (IF ANY) AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES THAT EXTEND BEYOND THOSE IN THIS AGREEMENT. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (IF ANY), LCC ACCEPTS ALL ELECTRICITY AND STEAM PROVIDED UNDER THIS AGREEMENT, AND CLI ACCEPTS ALL GASEOUS WASTE FUEL AND LCC NATURAL GAS DELIVERIES PROVIDED UNDER THIS AGREEMENT, “AS IS” AND “WITH ALL FAULTS.” THE PARTIES DISCLAIM AND WAIVE ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ELECTRICITY, STEAM, GASEOUS WASTE FUEL AND LCC NATURAL GAS DELIVERIES PROVIDED UNDER THIS AGREEMENT, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

21.8 Exchanged Information. Each Party (the “Providing Party”) expressly disclaims, and the other Party (the “Obtaining Party”) confirms that neither it nor any Member of its Group is taking any actions (including entering into this Agreement) in reliance upon, any representations or warranties, express or implied, from the Providing Party or any of Member of its Group as to the adequacy, accuracy or completeness of, or otherwise in respect of, any of the information (whether written or oral) provided or made available to, or jointly developed with, the Obtaining Party or any Member of its Group (including any projections or estimates contained therein) from time to time before and on the Execution Date, including the due diligence report prepared jointly by the Parties prior to the Execution Date and any consensus reached, ideas discussed, solutions considered or statements made by the Operating Committee or any member thereof (collectively, the “Exchanged Information”). Each Party represents and warrants that it and its Group are sophisticated and experienced in matters relating to the subject of the Exchanged Information and have made their own independent evaluation of the Exchanged Information based on their own judgment. Any actions taken by a Party or any of its Group in reliance on the Exchanged Information shall be at its own risk, and the provision or receipt of the Exchanged Information shall not limit, otherwise relieve or otherwise affect any of the Parties’ obligations under this Agreement. The representations and warranties expressly set forth in this Agreement, the CLI Site Lease or the Services Agreement shall not be considered Exchanged Information.

21.9 COVENANT NOT TO SUE. EACH PARTY HEREBY EXPRESSLY WAIVES AND AGREES NOT TO ASSERT, AND SHALL CAUSE ITS GROUP NOT TO ASSERT, ANY RIGHTS, REMEDIES OR RECOURSE AGAINST THE OTHER PARTY OR ITS GROUP THAT HAS BEEN RELEASED, WAIVED OR OTHERWISE LIMITED (OR ALLOCATED AWAY FROM THE OTHER PARTY OR ITS GROUP) IN THIS AGREEMENT.

ARTICLE XXII

CHANGES IN LEGAL REQUIREMENTS

In the event, as a result of a change in Legal Requirements, ERCOT, the ERCOT ISO or another Governmental Authority begins imposing fees or other charges on direct, behind-the-fence connections generally that are applied to the transmission of Electricity from the CLI Facility to the LCC Facility, then LCC shall be responsible for the payment of such fees or other charges to the extent so applied, regardless of whether such fees or other charges are applied or levied against CLI or LCC.

ARTICLE XXIII

GUARANTY ON BEHALF OF CLI

Concurrently with the execution and delivery of this Agreement, CLI shall cause the CLI Guarantor to execute and deliver to LCC a guaranty in the form set forth in Exhibit F (the “CLI Guaranty”). CLI shall cause the CLI Guaranty to remain in full force and effect until all Obligations (as defined therein) have been fully satisfied, performed and discharged.

ARTICLE XXIV

CREDIT SUPPORT

During the Term, LCC shall furnish Additional Credit Support if and to the extent required by the provisions of Exhibit I.

ARTICLE XXV

CHANGE IN OPERATOR

CLI is currently operating and maintaining the CLI Facility. CLI shall not permit the operator of the CLI Facility to change without the prior written consent of LCC, such consent not to be unreasonably withheld. If the proposed replacement operator constitutes an Experienced and Creditworthy Operator and is not an LCC Competitor, LCC may not withhold its consent. LCC shall be deemed reasonable in withholding its consent if the proposed replacement operator is not an Experienced and Creditworthy Operator or is an LCC Competitor. If LCC withholds its consent to a change in operator, it shall state with particularity why the proposed replacement operator does not constitute an Experienced and Creditworthy Operator or is an LCC Competitor.

ARTICLE XXVI

CLI TRANSFER RIGHTS

26.1 Right of Last Refusal.

26.1.1 Transfer Notice for CLI Facility Transfer. For each and every CLI Facility Transfer that CLI proposes to effect, CLI shall first give written notice of the proposed CLI Facility Transfer (the “Transfer Notice”) to LCC. The Transfer Notice shall (a) specify, by reference to the Bona Fide Offer, (i) the amount and type of consideration that shall be received in the CLI Facility Transfer and (ii) the identity of the proposed transferee (the “Transferee”) and (b) be accompanied by a copy of the purchase and sale agreement for the CLI Facility Transfer (the “Definitive Agreement”).

26.1.2 LCC Transfer Option Period. For a period of thirty (30) Days following effectiveness of the Transfer Notice (“LCC Transfer Option Period”), LCC shall be vested with an irrevocable option (“Last Refusal Option”), bargained for in consideration of entering into this Agreement, to accept the proposed CLI Facility Transfer (or cause a nominee to accept the proposed CLI Facility Transfer), on the same terms and conditions set forth in the Definitive Agreement as if LCC (or its nominee) had executed the Definitive Agreement in place of the Transferee (provided that, if the Transfer Notice specifies any non-cash consideration, LCC (or its nominee) may pay the cash equivalent of that non-cash consideration). To exercise the Last Refusal Option, LCC must give a written notice of exercise of the Last Refusal Option (“Last Refusal Notice”) to CLI prior to expiration of the LCC Transfer Option Period.

26.1.3 Acceptance. The delivery of the Last Refusal Notice to CLI shall constitute acceptance of the offer set forth in the Transfer Notice and obligate both CLI and LCC to close the CLI Facility Transfer to LCC upon the terms and conditions set forth in the Definitive Agreement, to the same extent as if LCC (or its nominee) had executed the Definitive Agreement as the Transferee; provided that if the Transfer Notice specifies any non-cash consideration, LCC (or its nominee) may pay the cash equivalent of that non-cash consideration. For the avoidance of doubt, if the Parties are unable to agree upon the cash equivalent of the non cash consideration, then the amount of the cash equivalent may be resolved in accordance with the provisions of Article XXIX hereof.

26.1.4 Permitted Third Party Transfer. If the Third Party Transfer Condition is satisfied, then for a period of two hundred and seventy (270) Days beginning on the Day immediately after expiration of the LCC Transfer Option Period (the “Third Party Transfer Period”), CLI shall have the right to consummate the CLI Facility Transfer to the Transferee on the terms and conditions set forth in the Definitive Agreement (as provided in the Transfer Notice), subject to Section 26.3. The term “Third Party Transfer Condition” means LCC failed to exercise the Last Refusal Option within the LCC Transfer Option Period. If the CLI Facility Transfer is not consummated with the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Definitive Agreement (as provided in the Transfer Notice) within the Third Party Transfer Period, then CLI shall be required to provide LCC a new Transfer Notice and repeat the procedures required by Section 26.1 with respect to such or any other CLI Facility Transfer.

26.2 Right of First Negotiation for CLI Facility Transfer Package. For each and every time that CLI contemplates a CLI Facility Transfer Package, CLI shall first give written notice to LCC of the CLI Facility Transfer Package (the “RFN Notice”) specifying CLI’s intent to Transfer the direct and/or indirect interest in the assets constituting the CLI Facility through a CLI Facility Transfer Package, including its good faith estimate of the Transfer price that CLI expects to receive for such direct and/or indirect interests in the assets constituting the CLI Facility in the CLI Facility Transfer Package. LCC shall have a period of forty-five (45) Days following LCC’s receipt of such notice (the “Right of First Negotiation Period”) in which to reach agreement with CLI or the applicable entity which would be Transferring the same (either or both of such Persons, the “Proposed Seller”) on terms and conditions acceptable to LCC and the Proposed Seller for the acquisition by LCC of such direct and/or indirect interests in the assets constituting the CLI Facility. If LCC fails to reach agreement with the Proposed Seller within the Right of First Negotiation Period (as the same may be extended by the Proposed Seller), such Proposed Seller shall have the right to consummate such CLI Facility Transfer Package, subject to Section 26.3. If the Proposed Seller does not enter into a definitive agreement for such CLI Facility Transfer Package that satisfies the requirements of Section 26.3 within 270 Days after the expiration of the Right of First Negotiation Period (or if the transaction contemplated by such definitive agreement fails to close within 270 days after the execution of such definitive agreement, which 270 day period shall be extended to the extent such transaction has failed to close within such 270 day period due to delays in receiving regulatory approvals), then the provisions of this section shall apply to such or any other CLI Facility Transfer Package. Notwithstanding the other provisions of this section and for the avoidance of doubt, CLI shall have the right to consummate any sale or other Transfer of the CLI Facility that does not constitute a CLI Facility Transfer or a CLI Facility Package Transfer.

26.3 Other Restrictions. CLI may not consummate a CLI Facility Transfer or CLI Facility Transfer Package without a simultaneous corresponding assignment of its rights and obligations under this Agreement to the same Person according to Article XXVII. In addition, any CLI Facility Transfer or CLI Facility Transfer Package shall require the express written consent of LCC, which consent may not be unreasonably withheld or delayed. LCC may not withhold its consent to a CLI Facility Transfer or CLI Facility Transfer Package if the transferee (a) is an Experienced and Creditworthy Operator and (b) is not an LCC Competitor. LCC will be deemed reasonable in withholding its consent to a CLI Facility Transfer or CLI Facility Transfer Package if any of the criteria in the immediately preceding sentence are not satisfied. LCC shall give notice that it is granting or withholding the consent within thirty (30) Days of the receipt of LCC of a request for a consent pursuant to this Section. Any CLI Facility Transfer or CLI Facility Transfer Package in violation of this Article XXVI shall be void from the beginning and of no effect. It is recognized that the provisions of this Article XXVI are not applicable to the granting of the mortgage, pledge or refinancing of any portion of the CLI Facility or of this Agreement, including the creation of a security interest in the CLI Facility or in this Agreement in favor of any Lenders, nor to any foreclosure or other Transfer pursuant to any mortgage, pledge, refinancing or other security interest pursuant thereto, such matters being governed by Section 27.2.

ARTICLE XXVII

SALE, ASSIGNMENT, MORTGAGE OR PLEDGE

27.1 Sale or Assignment of Rights and Obligations.

27.1.1 Except as provided in the other Sections of this Article XXVII, neither Party may assign its rights or obligations under this Agreement to any other Person without the express written consent of the other Party, which consent may not be unreasonably withheld. LCC may not withhold its consent to CLI’s assignment if the assignee (a) is an Experienced and Creditworthy Operator and (b) is not an LCC Competitor. LCC will be deemed reasonable in withholding its consent to CLI’s assignment if any of the criteria in the immediately preceding sentence are not satisfied.

27.1.2 In addition, except in the case of a collateral assignment permitted under Section 27.2 (but not foreclosure or other Transfer pursuant thereto), CLI may not assign its rights or obligations under this Agreement except in connection with a CLI Facility Transfer or a CLI Facility Package Transfer permitted under this Agreement to the same transferee of CLI’s rights, title and interest with respect to the CLI Facility.

27.1.3 Any assignment of this Agreement in violation of this Article XXVII shall be void from the beginning and of no effect.

27.2 Consent to Mortgage or Pledge. Notwithstanding any limitations on sale, lease, transfer or assignment imposed by Section 27.1, LCC hereby consents to the mortgage, pledge or refinancing of any portion of the CLI Facility or of this Agreement, including the creation of a security interest in the CLI Facility or in this Agreement in favor of any Lenders, and LCC further agrees to execute documentation to evidence such consent; provided, however, that LCC shall have no obligation to waive any of its rights under this Agreement and that any foreclosure or other Transfer pursuant to any mortgage, pledge, refinancing or other security interest permitted by this Section 27.2 shall require the consent of LCC pursuant to Section 27.1.1 above. LCC further acknowledges that any such mortgage, pledge, refinancing or creation of security interest may require the recognition of certain rights of Lenders in this Agreement (provided that LCC shall have no obligation to waive any of its rights under this Agreement), including:

(a) that this Agreement shall not be amended or terminated (except for termination permitted pursuant to the terms of this Agreement) without the prior written notice and consent of the Lenders;

(b) that Lenders shall be given separate notice of (to the extent LCC provides notice to CLI hereunder), and, provided that the Lenders are diligently seeking to cure such breach or default, an additional opportunity to cure on behalf of CLI any breach or default of this Agreement by CLI, of which a failure to cure could result in LCC’s termination of this Agreement (provided that any such additional cure period shall not exceed the length of the corresponding cure period in this Agreement);

(c) that, if a Lender forecloses, takes a deed in lieu thereof or otherwise exercises its remedies pursuant to any security documents, then LCC shall, at such Lender’s request, continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of CLI, and may assign this Agreement to another Person that is an Experienced and Creditworthy Operator and is not an LCC Competitor in place of CLI (provided LCC consents to the assignment to such proposed assignee, which consent shall not be unreasonably withheld, it being understood that LCC may, in deciding whether to grant such consent, take into account the creditworthiness and the electric generation plant experience and skill of the proposed assignee, and, with respect to the proposed assignee’s guarantor, such guarantor’s creditworthiness) and enforce all of CLI’s rights and obligations under this Agreement;

(d) that neither Lender(s) nor its nominee shall have liability under this Agreement except to the extent any such Lender or its nominee elects to perform CLI’s obligations as contemplated by paragraph (c) above;

(e) that LCC shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominees;

(f) that LCC shall make all payments to an account designated by Lender(s);

(g) that the Lenders provide LCC the quiet enjoyment of its rights hereunder, including continued delivery of LCC’s Steam Supply and LCC’s Electricity Supply and LCC’s exercise of the LCC Step-In Right in accordance herewith, even during any extended cure period pursuant to Section 27.1.1(b); and

(h) that LCC shall make such representations and warranties to Lender(s) as Lender(s) may reasonably request with regard to: (i) LCC’s corporate existence, (ii) LCC’s corporate authority to execute, deliver and perform this Agreement, (iii) the binding nature of this Agreement on LCC, (iv) receipt of regulatory approvals by LCC with respect to its performance under this Agreement, and (v) whether any default by CLI are known by LCC to then exist under this Agreement.

27.3 CLI Assignment Right. CLI may assign its rights and obligations under this Agreement to an Excluded Purchaser without the consent of LCC, provided that (a) the CLI Guaranty shall remain in full force and effect with respect to the transferor and transferee and all defenses that may be available to the CLI Guarantor in connection with or arising from such assignment shall have been waived and (b) CLI shall have provided to LCC an acknowledgement from the CLI Guarantor agreeing to the foregoing criteria.

27.4 LCC Assignment Right. LCC may assign its rights and obligations under this Agreement without the consent of CLI to an Affiliate of LCC or any purchaser of all or substantially all of the LCC Facility. To the extent LCC so assigns its rights and obligations under this Agreement to any purchaser of all or substantially all of the LCC Facility (except an Affiliate of LCC), LCC shall be automatically relieved of its obligations under this Agreement. Notwithstanding any limitations on sale, lease, transfer or assignment imposed by Section 27.1, LCC may mortgage, pledge or otherwise Encumber all or any portion of the LCC Facility or of this Agreement, including by creating a security interest in the LCC Facility or in this Agreement in favor of any lenders, and CLI shall execute and deliver, and provide such additional information and assistance, as LCC may reasonably require in connection therewith.

27.5 Indirect Transfers. Any CLI Facility Transfer or CLI Facility Transfer Package that would otherwise not be subject to this Article XXVII shall be subject to this Article XXVII, whether or not this Agreement is directly assigned.

ARTICLE XXVIII

GOVERNING LAW

THIS AGREEMENT SHALL BE DEEMED TO BE A TEXAS CONTRACT AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

ARTICLE XXIX

DISPUTE RESOLUTION

29.1 Expert Disputes. Any dispute, controversy or Claim which may arise out of or in connection with this Agreement relating to the identification of a replacement index or alternate pricing methodology pursuant to Section 1.5 or the secondary source determination for metering instrumentation pursuant to Section 12.3 (in each case, an “Expert Dispute”) shall be finally and exclusively resolved by an expert acting as an expert and not an arbitrator (the “Expert”). The Expert shall be appointed by written agreement of the Parties within seven (7) Days after receipt by the non-disputing Party of the notice of Expert Dispute, failing which both Parties shall apply to the presiding authority of the American Arbitration Association for the appointment of the Expert. The Expert so chosen or appointed shall hear and determine any Expert Dispute within the purview of this Section 29.1 put to him by either Party and his determination shall be rendered within forty-five (45) Days after the non-disputing Party has received notice of an Expert Dispute identifying in writing the reasons for the decision, and such decision shall be final and binding (i.e., not subject to appeal) on the Parties. The expenses and fees of the Expert shall be equally shared by the Parties.

29.2 Initial Resolution by the Parties and Executive Senior Management. Any dispute, controversy or Claim which may arise out of or in connection with this Agreement, other than an Expert Dispute (each a “Dispute”), shall be resolved by the Parties pursuant to the provisions of this Section 29.2 and Section 29.3 below. Either Party may initiate a dispute resolution meeting between the authorized representatives of the Parties by submitting a written notice to the other Party specifically identifying the complaining Party’s Dispute. The authorized representatives shall meet in person at a mutually agreed location no later than ten (10) Business Days after the non-complaining Party’s receipt of the notice of Dispute. If those authorized representatives of the Parties are unable to resolve the Dispute no later than ten (10) Business Days of such meeting, each Party shall refer the Dispute to a senior executive of its organization, which in the case of CLI shall also be a senior executive of the CLI Guarantor, who has not been involved with the Dispute and such senior executive shall meet with the other Party’s senior executive at a mutually agreed location no later than thirty (30) Business Days from the date of the initial meeting of the authorized representatives pursuant to the immediately preceding sentence in order to attempt to resolve the Dispute.

29.3 Arbitration. Any Dispute that cannot be resolved between the Parties pursuant to Section 29.2, including any matter relating to the interpretation or construction of this Agreement, shall be finally and exclusively resolved by arbitration irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justiciable or ripe for resolution by any court or arbitration tribunal. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding. Each arbitration between the Parties shall be conducted in Houston, Texas. To the extent not inconsistent with the provisions hereof, such arbitration shall be conducted pursuant to the then applicable Commercial Arbitration Rules and Mediation Proceedings of the American Arbitration Association. The arbitration shall be conducted before a tribunal composed of three arbitrators, each of whom shall be neutral, independent and generally knowledgeable and possessing appropriate industry experience regarding the nature of the type of matter in dispute.

29.4 Appointment of Arbitrators. Each Party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within fifteen (15) Days after delivery of a notice of arbitration. The two (2) Party-appointed arbitrators shall jointly appoint the third arbitrator (who shall be the chairperson) and obtain the acceptance of such appointment and deliver written notification of such appointment to the Parties within fifteen (15) Days after their appointment and acceptance. If a Party fails to appoint its arbitrator within a period of fifteen (15) Days after receiving notice of the arbitration, or if the two (2) arbitrators appointed cannot agree upon the third arbitrator within a period of fifteen (15) Days after appointment of the second arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or as otherwise agreed to by the Parties.

29.5 Procedures. Within ten (10) Business Days after the completion of the selection of the arbitration tribunal in accordance with Section 29.4 (the “Arbitration Tribunal”), each of CLI and LCC shall deliver to the Arbitration Tribunal and to each other a notice setting forth each issue (the “Arbitration Tribunal Issue”) to be presented to the panel and the resolution of each Arbitration Tribunal Issue that it wishes the panel to reach on a word for word basis (a “Decision Proposal”), together with any information that it wishes for the panel to consider in connection with its resolution of the Arbitration Tribunal Issues. Within ten (10) Business Days after the providing of the Decision Proposals, a hearing of the Arbitration Tribunal with the Parties (the “Hearing”) shall take place at a mutually acceptable time and place. At such time, the Parties shall have the opportunity to discuss fully between themselves and the Arbitration Tribunal, the content of such Decision Proposal and the information presented by both Parties in connection therewith. Each Party shall have the opportunity to modify their respective Decision Proposals in any manner such Party wishes for any reason, including in reaction to the information presented at such Hearing. Any such modifications shall be discussed so that when a Party changes its Decision Proposal, it shall do so with full knowledge of the content of the other Party’s revised Decision Proposal. The finalization of such Decision Proposals shall take place at such Hearing unless the Parties agree otherwise. Except as otherwise set forth herein, the Arbitration Tribunal shall render its decision within five (5) Business Days after the Hearing. In reaching such decision with respect to each Arbitration Tribunal Issue, the Arbitration Tribunal shall be required to select the resolution with respect to such Issue set forth in the Decision Proposal by one of the Parties, and shall have no authority to reach any resolution not set forth in the Decision Proposal by one of the Parties. The Parties shall be entitled to no period for discovery, provided, however, that the Arbitration Tribunal may permit document discovery upon a showing of good cause. All direct testimony shall be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the Arbitration Tribunal. The Parties waive any Claim to any Damages excluded by Section 21.6 and the Arbitration Tribunal is specifically divested of any power to award such Damages. All decisions of the Arbitration Tribunal shall be pursuant to a majority vote. Any interim or final award shall be rendered by written decision. The judgment of the Arbitration Tribunal shall be final and binding (i.e., not subject to appeal) on the Parties, and an arbitration award may be entered in any state or federal court having jurisdiction thereof.

29.6 Other Remedies. Neither Party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not then available pursuant to the arbitration rules set forth in Section 29.3, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such Party’s right to arbitration hereunder unless such waiver is expressed in writing and signed by such Party. In the event any Person not a Party to this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Parties shall seek a stay of such proceedings pending arbitration in accordance with this Agreement.

29.7 Performance During Dispute. The Parties shall continue to perform their respective obligations under this Agreement during the pendency of any disagreement, including a good faith disagreement regarding the effectiveness or the purported termination of this Agreement.

ARTICLE XXX

NOTICES

Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be personally delivered or sent by reputable courier service, by certified mail, or by facsimile to the person and the address or facsimile number, as applicable, set forth below or such other person, address or facsimile number as the receiving Party may from time to time designate by written notice in accordance with this Article XXX:

If to LCC, to:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, TX 77010

Facsimile: (713) 951-1603

Attention: Director of U.S. Industrial Gases and Utilities

With a copy to:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, TX 77010

Facsimile: (713) 309-2143

Attention: General Counsel

If to CLI, to:

CoGen Lyondell

1000 Louisiana Street

Houston, TX 77002

Telecopy: (713) 767-8763

Telephone: (713) 767-8755

Attention: Jim Tharp

With a copy to:

Dynegy, Inc.

Attn: General Counsel

1000 Louisiana, Suite 5800

Houston, Texas 77002-5050

Facsimile: (713) 767-8508

All communications shall be deemed to have been duly given on (a) the date of receipt if delivered personally, (b) the date of transmission with confirmation (or, if such date is not a Business Day, the first Business Day following such date) if transmitted by facsimile, or (c) the date of delivery if sent by reputable courier service or certified mail, whichever shall first occur. As proof of such delivery, it shall be sufficient to produce a receipt showing personal service, the transmittal sheet confirming delivery to the proper person and facsimile number, the certified mail return receipt showing the correct address of the addressee and signed by the receiving Party or the receipt of a reputable courier service showing the correct address of the addressee.

ARTICLE XXXI

CONFIDENTIALITY

31.1 Nondisclosure of Confidential Information. Confidential Information (as defined in Section 31.3) shall be kept strictly confidential by the Party receiving Confidential Information (“Receiving Party”) from the other Party (“Disclosing Party”); provided, however, that a Receiving Party may disclose Confidential Information to any of its or its affiliates’ partners, directors, officers, employees, agents, contractors, potential investors or purchasers, lenders, representatives, and professional advisors, including legal counsel, financial advisors, and accountants (collectively, “Confidential Information Recipients”). The Receiving Party agrees that any of its Confidential Information Recipients will be informed of the confidential or proprietary nature of the Confidential Information and shall be required to abide by the

Receiving Party’s obligations hereunder and that the Receiving Party shall be responsible for and shall take reasonable measures to prevent any unauthorized use or disclosure of Confidential Information by any of its Confidential Information Recipients. The Parties acknowledge that they are aware, and they will advise their Confidential Information Recipients, that securities laws may prohibit any person who has material, non-public information about an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any third person.

31.2 Compelled Disclosure. Receiving Party may also disclose Confidential Information to any third party to whom Receiving Party is or becomes legally compelled by any governmental, judicial, or regulatory authority with jurisdiction to disclose Confidential Information (e.g., by order, deposition, interrogatory, civil investigative demand, request for documents, subpoena, or similar process or rule of procedure, or by statute, rule, or regulation, or other legal requirement), but only to the extent disclosure is required. In the event Receiving Party is required to disclose Confidential Information under the foregoing circumstances, Receiving Party shall give prompt notice of the existence, terms, and circumstances surrounding such requirement to Disclosing Party so that Disclosing Party may seek, at its sole cost and expense, a protective order or other relief in the appropriate forum and/or waive compliance by Receiving Party with the terms of this Agreement.

31.3 Definition of Confidential Information. As used herein, the term “Confidential Information” includes without limitation, all confidential or proprietary documents, including this Agreement, the Amended and Restated Lease and Easement Agreement and the Services Agreement; reports; memoranda; analyses; compilations; summaries; trade secrets; project descriptions; design drawings; computer programs and models and the inputs thereto and outputs therefrom; studies; scientific, engineering, technical, commercial, financial, process or economic data or information; financial and other projections, statements, and results; information pertaining to project-related costs, expenses and operating and maintenance history; pricing proposals; cost analyses; test results; research and business strategies, information received from a third party; and contract proposals and contract terms. Confidential Information may be in any form whatsoever, including, without limitation, writings, computer code or programs, logic diagrams, component specifications, drawings, or other media, and may be written or in verbal form. Notwithstanding the foregoing, Confidential Information shall not include any information (or any portion thereof) received by Receiving Party from the Disclosing Party which: (a) is now in the public domain, or which later enters the public domain, through no action by the Receiving Party or its Confidential Information Recipients in violation of this Agreement; (b) Receiving Party can demonstrate was already in its possession at the time of its disclosure hereunder, and which was not acquired, directly or indirectly, from Disclosing Party on a confidential basis; (c) was independently developed by the Receiving Party without reference to, or the use of, any Confidential Information; (d) was lawfully received from any source other than Disclosing Party under circumstances not involving, to Receiving Party’s knowledge, any breach of any confidentiality obligation; or (e) was approved for disclosure or release by the Receiving Party by written authorization from Disclosing Party. Specific information shall not be deemed to be within the exceptions of subparts (a) through (e) above merely because such information is embraced by more general information within such exceptions.

31.4 Return of Confidential Information. Confidential Information will remain the property of the Disclosing Party. The written Confidential Information, or any copies thereof, including any Confidential Information that may be found in drafts, notes, compilations, studies, synopses, or summaries, or other documents prepared by or for a Receiving Party or its Confidential Information Recipients, will, at the option of the Receiving Party, be returned to the Disclosing Party as promptly as practicable, but in no event later than thirty (30) Days from the date such request is received. In lieu of returning the Confidential Information as provided herein, Receiving Party may destroy all Confidential Information provided by, and shall certify in writing such destruction to, the Disclosing Party. Notwithstanding the return or destruction of the Confidential Information, Receiving Party shall continue to be bound its obligations hereunder for the duration of the term hereof; provided, however, that Receiving Party may retain one copy of any such materials provided to the management, counsel and/or board of directors of Recipient, provided that such materials shall be retained for archival purposes only and shall remain subject to the disclosure and use restrictions set forth herein.

31.5 Remedies. Receiving Party acknowledges and agrees that, without prejudice to any other right and remedy available to Disclosing Party, Disclosing Party shall be entitled to injunctive relief and specific performance of the terms hereunder and to recover all reasonable costs and expenses, including attorneys’ fees and other legal costs, from Receiving Party if there is a breach or threatened breach of any of the provisions of this Agreement by Receiving Party. In the event of any breach or threatened breach hereof, and in addition to any and all other remedies available to Disclosing Party at law or in equity, Disclosing Party shall be entitled to injunctive and other equitable relief, and Receiving Party shall not plead in defense thereto that there would be an adequate remedy at law. Receiving Party agrees to indemnify and hold Disclosing Party harmless from any damages, losses, costs or liabilities (including reasonable legal fees and the reasonable cost of enforcing this indemnity) arising out of or resulting from a breach by it or its Confidential Information Recipients of this Article XXXI.

31.6 Duration. The provisions of this Article XXXI shall survive the expiration or early termination of this Agreement for a period of two (2) years after such date.

ARTICLE XXXII

MISCELLANEOUS PROVISIONS

32.1 Forward Contract. The Parties agree and intend that this Agreement constitutes and should be deemed to be a “forward contract” and that they are and should be deemed to be “forward contract merchants” within the meaning of and as such terms are used in any law, rule, regulation or statute (including, but not limited to the Bankruptcy Code), or order at any time applicable to them or their successors.

32.2 Mitigation of Damages. With respect to any circumstances under this Agreement in which one Party is or may be responsible to the other Party (a “Protected Party”) for Damages, it is agreed that the Protected Party shall exercise commercially reasonable efforts, as determined in light of the facts and circumstances prevailing at the time such efforts are or should have been taken, to mitigate or reduce the amount of Damages which such Protected Party would sustain (and for which the other Party is or would be responsible) under the terms of this Agreement.

32.3 Third-Party Beneficiaries. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a Party to this Agreement, except the rights of the Group of each Party to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement.

32.4 No Association, Partnership or Joint Venture. Neither this Agreement (individually or collectively with any other Material Project Document), the Operating Protocols, nor the Operating Committee shall be interpreted or construed to (a) create an association, joint venture or partnership between the Parties or impose any partnership obligation or liability on either Party, or (b) create any agency relationship between the Parties or impose any fiduciary duty of any kind on either Party, or (c) create a trust or impose any trust obligations of any kind on either Party, or (d) constitute a lease of Property of any kind. CLI is an independent contractor of LCC. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or act as or be an agent or representative of, or otherwise bind, the other Party. Each Party waives any and all rights that it may otherwise have under applicable Legal Requirements (including legal precedents) to make any Claim or take any action against the other Party or any of Members of its Group in respect of this Agreement or the Operating Protocols based on any theory of agency, fiduciary duty or other special standard of care.

32.5 Survival of Obligations. Neither termination nor expiration of this Agreement shall relieve the Parties of any undischarged liability in respect of the period on and prior to that termination or expiration. The liabilities described in the immediately preceding sentence, each other provision hereof that is expressly stated to survive and the indemnities, the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement, together with any other provisions of this Agreement to the extent relating to any of the foregoing (including to the discharge and enforcement thereof), shall survive the termination or expiration of this Agreement.

32.6 Successors and Assignees. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of the Parties.

32.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute only one legal instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart. The delivery of an executed counterpart of this Agreement by facsimile or “.pdf” attachment to email shall be deemed to be valid delivery thereof.

32.8 Amendments; Waivers and Consents. This Agreement may be amended, modified or supplemented, but only by a written agreement duly executed by both Parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specified purpose for which given. A waiver or consent shall be effective only if it is in writing and duly executed by the Party giving the waiver or consent.

32.9 Non-Waiver. The failure of either Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.

ARTICLE XXXIII

ENTIRE AGREEMENT

This Agreement together with the Services Agreement and the Amended and Restated Lease and Easement Agreement represents the final and mutual understanding of the Parties concerning its subject matter. It replaces and supersedes any prior agreements or understandings, whether written or oral. No representations, inducements, promises, or agreements, oral or otherwise, have been relied upon or made by any party hereto, or anyone on behalf of a Party, that are not fully expressed in this Agreement.

ARTICLE XXXIV

SEVERABILITY

If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, then, the Parties agree, to the fullest extent permitted by Legal Requirements, that the validity, legality and enforceability of the remaining provisions hereof in such or any other jurisdiction of and of such provision in any other jurisdiction shall not in any way be affected or impaired thereby. With respect to the provision held invalid, illegal or unenforceable, the Parties will amend this Agreement as necessary to effect the original intent of the Parties as closely as possible.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto, by their duly authorized representatives, have caused this Agreement to be executed on the date first written above.

COGEN LYONDELL, INC.		LYONDELL CHEMICAL COMPANY

By:	/s/ Stephen A. Furbacher	By:	/s/ Morris Gelb
Name:	Stephen A. Furbacher	Name:	Morris Gelb
Title:	President	Title:	Executive VP / COO